Exhibit 99.1

Certain Financial Information

Index

Management’s Discussion and Analysis of Financial Condition and Results of Operations	1
Other Information	15
Consolidated Financial Statements	F-1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(all dollar and share amounts, except per share amounts, are in thousands)

See Note 2 to our audited consolidated financial statements for the three-year period ending September 30, 2004 for information regarding the restatement of certain of our financial results. In addition, the following information has been recast to reflect the effect of classifying Business Document Services (“BDS”) as a discontinued operation which occurred as of March 31, 2005 as further discussed in Note 22 to our audited consolidated financial statements for the three-year period ended September 30, 2004. This information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this Exhibit 99.1.

OVERVIEW

The Company delivers integrated document management solutions and systems, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization-Enterprise Services. We offer financing in North America through a program agreement (the “U.S. Program Agreement”) with IKON Financial Services, a wholly owned subsidiary of General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement (the “Canadian Rider”) with GE in Canada. We entered into the U.S. Program Agreement and Canadian Rider as part of the sale of certain assets and liabilities of our U.S. leasing business to GE (the “U.S. Transaction”) and our Canadian lease portfolio (the “Canadian Transaction,” and together with the U.S. Program Agreement, the Canadian Rider and the U.S. Transaction, the “Transactions”), respectively. We represent one of the industry’s broadest portfolios of document management services, including professional services, on-site managed services, legal document services, customized workflow solutions, and comprehensive support through our service force of 15,000 employees, including our team of 6,800 customer service technicians and support resources. We have approximately 450 locations throughout North America and Western Europe.

For fiscal 2005, we outlined the following objectives for our business:

•	improving operational leverage;

•	core growth; and

•	related expansion.

These objectives assume continued growth and profitability improvements in our ongoing revenue streams as we continue to transition out of our captive leasing business in North America.

Operating leverage requires that we continue to lower our overall cost-to-serve and improve both sales and administrative productivity through centralization and process and system enhancements. In particular, we focused on reducing our selling and administrative expenses to more competitive levels, and established a fiscal 2005 target for selling and administrative expense as a percentage of revenues of one percentage point below fiscal year 2004 levels. In the third quarter of fiscal 2005, selling and administrative expense as a percentage of revenue was 30.9% compared to 31.7% a year ago. We had a headcount decline of over 913 employees in the third quarter of fiscal 2005, of which many were directly attributable to the actions we took during the second quarter to reduce costs and improve operational efficiency, including exiting our Business Document Services (“BDS”) unit, reducing the number of our Legal Document Services (“LDS”) sites, reorganizing our field structure in North America through expansion of geographic coverage for certain area vice presidents, reducing other corporate staff, and selling substantially all of our operations in Mexico. In addition, during the fourth quarter of fiscal 2005, we completed the divestiture of our French operating subsidiary, but will continue to support key accounts and pan-European customers through an ongoing presence in Paris. Finally, we made considerable progress during the third quarter to improve operational leverage from the work performed to complete the review of our accounts receivable (see Note 2 to our audited consolidated financial statements for the three-year period ended September 30, 2004). By analyzing the processes used in our customer care operations, we have gained significant operational insights that will be used to develop a strategy to improve our performance in order processing and billing administration.

Core growth has three points of focus: improvement of sales effectiveness in all market segments; gain of market share in underrepresented markets; and the targeting of product segments in which demand is growing the fastest. A top priority for us in fiscal 2005 is our implementation of the integrated selling model (“ISM”), which is designed to provide sales coverage on a lower-cost-to-serve basis through the use of professional phone-based sales representatives working with our field-based representatives. We believe this model will also improve our retention of small to medium-sized customers while at the same time provide us with added sales capacity for higher-end selling solutions. Additionally, during the third quarter of fiscal 2005, we continued to strengthen our share of the market encompassing the Fortune 500 and large global and private companies (through our “National Account Program”) as we added additional contracts to this focus area. To ensure that we capture the fastest growing product technologies, we continue to strengthen our color equipment portfolio with a diversified mixture of products. Color equipment revenues grew 7.5% in the third quarter of fiscal 2005 compared to the same period of fiscal 2004.

We are expanding into adjacent markets, such as Europe, and new service opportunities within Enterprise Services that differentiate and build solidly on our core business, which involves equipment sales and the ongoing volume in services and supplies that those sales generate. In Europe, our city expansion strategy focuses on expansion into key cities throughout Europe as we commenced operations in three additional cities, Milan, Barcelona, and Geneva, in fiscal 2005. In the third quarter of fiscal 2005, revenues in Europe increased 6% compared to the same period a year ago. Within Enterprise Services, our on-site Managed Service business delivered strong growth, with revenue up 7% and continued growth within the existing install base. Off-site Managed Services experienced a revenue decline partially driven by our decision to close 16 unprofitable LDS locations during the second quarter of fiscal 2005.

For fiscal 2004, we had revenues of $4.57 billion, representing a 2.0% decline from fiscal 2003. This decline was due in large measure to the initial impact of our transition out of the North American leasing operations and the decrease in high-margin revenues from that business. Diluted earnings per share from continuing operations were $0.58.

RESTATED RESULTS OF OPERATIONS

This discussion reviews the results of our operations as reported in our consolidated statements of income included elsewhere in this Exhibit 99.1. All dollar amounts are in thousands, except per share data.

Fiscal 2004 Compared to Fiscal 2003

Revenues

	Restated 2004	Restated 2003	Change
Net sales	$1,988,764	$1,989,845	(0.1)%
Services	2,303,553	2,283,118	0.9
Finance income	273,391	388,193	(29.6)

	$4,565,708	$4,661,156	(2.0)%

The decrease in revenues of 2.0% compared to fiscal 2003, which includes a currency benefit of 1.7% (revenues denominated in foreign currencies impacted favorably when converted to U.S. dollars for reporting purposes), is a result of an overall decrease in finance income, partially offset by an increase in services as a result of benefits realized from our National Account Program and other growth platforms, and fees received under the U.S. Program Agreement and Canadian Rider.

Net sales includes revenues from the sale of copier/printer multifunction equipment, direct supplies, and technology hardware. The decrease in net sales includes a currency benefit of 2.0%. Sales of technology hardware declined by $15,525, compared to fiscal 2003, as we did not renew several large customer relationships for 2004 and we continue to de-emphasize this business. Direct supply sales decreased by approximately 17%, or $26,514, compared to the prior year due to lower demand for fax and lower-end copier supplies. Equipment revenue, which comprises approximately 90% of our net sales mix, increased by approximately 2.3%, or $40,958, compared to the prior year due mainly to the net impact of the new relationship with GE and continued growth from the sale of color equipment. Revenues generated from the sale of color devices increased by 40% compared to fiscal 2003 due to higher demand for these products, particularly higher-end color production equipment, as new products were introduced at more affordable prices. As a percentage of equipment revenue, color devices increased from approximately 15% in fiscal 2003 to approximately 21% in fiscal 2004. Sales of segment 5 and 6 black and white production equipment (devices with page outputs greater than 70 pages per minute) decreased slightly compared to fiscal 2003. Sales of black and white production and color devices, two areas of focus that improve our aftermarket potential, represented 44% of our equipment revenues in fiscal 2004. These increases were offset by decreases from the sale of segment 1 – 4 black and white office equipment (devices with page outputs less than 70 pages per minute, fax and other equipment) of approximately 11%, compared to fiscal 2003. This decrease was due to lower demand for these products compared to the prior year, due in part, to the shift of sales to color devices and lower average selling prices for these products. As a percentage of equipment revenue, sales of black and white office equipment (including miscellaneous equipment) represented 56% in fiscal 2004 compared to 63% in fiscal 2003. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $81,807 of equipment revenue during fiscal 2004.

Services is comprised of Enterprise Services and Other Services. Enterprise Services consists of Managed Services, which provides on-site and off-site outsourcing services and other expertise; Customer Services (equipment service); and Professional Services, which focuses on integrating hardware and software technologies that capture, manage, control, and store output for customers’ document lifecycles. Other Services includes rental income on operating leases, income from the sharing of gains on certain lease-end activities with GE in the U.S., and the Preferred Fees. Services increased by 0.9%, which includes a currency benefit of 1.4%. Excluding this currency benefit, overall services decreased by approximately 0.5%. This decrease was driven by a decline in Customer Services revenues of $29,092, or 2.0%, compared to fiscal 2003. Although copy volumes increased by 4.2%, Customer Services revenues were negatively affected by an unfavorable impact of price and mix compared to fiscal 2003. Managed Services decreased by approximately 1%, or $638, due largely to declines in off-site Managed Services which declined due to lower copy volumes from transactional business and a decrease in large account activity compared to fiscal 2003. This decrease was partially offset by the recognition of a commercial imaging contract in the first quarter of fiscal 2004, which benefited Managed Services by approximately 140 basis points. On-site facilities management grew from the prior year, due to an increase in new contracts and an improved retention rate. These decreases were partially offset by increases in our growth platforms, such as Professional Services, and the impact of fees received as a result of the new GE relationship, including Preferred Fees of $25,335 during fiscal 2004 partially offset by the impact of lease-end activities of approximately $14,443. Professional Services, our fastest and most important growth opportunity within services over the next several years, increased by $18,499, or 28.8%, due to the growing demand for assessment and workflow improvements by our customers. In fiscal 2005, we will continue to make investments to improve utilization, profitability, and continued growth of Professional Services. Rental revenue decreased by $8,419, or 9.7%, compared to fiscal 2003 due to the sale of $38,900 of rental assets to GE on March 31, 2004 which we expect will continue to decrease into fiscal 2005.

Finance income is generated by our leasing subsidiaries, as well as by certain lease receivables not sold to GE as part of the U.S. Transaction. The decrease in finance income is primarily due to the impact of the sale of $2,027,832 of lease receivables to GE during fiscal 2004 as part of the Transactions. Accordingly, lease receivables sold as part of the U.S. and Canadian Transactions did not generate finance income for us during the second half and fourth quarter of fiscal 2004, respectively. In addition, finance income decreased due to a decrease in our average financing rate charged on our lease receivables compared to fiscal 2003. These decreases were partially offset by the impact of growth in the lease portfolio prior to the Transactions and a currency benefit of 1.5%.

Gross Margin

	Restated 2004	Restated 2003
Gross margin, net sales	28.2%	29.6%
Gross margin, services	40.8	41.6
Gross margin, finance income	67.3	61.9
Gross margin, total	36.9	38.2

The decrease in the gross margin percentage on net sales was due to a less favorable mix of equipment, particularly revenues from the sale of higher margin used equipment, growth in lower-margin National Account Program revenues, and continued market competitiveness. While lower selling prices have fueled increased demand for color and higher-volume black and white equipment, the lower end of the black and white equipment market continues to commoditize and remains competitive which caused a negative impact on our margins. Partially offsetting these negative trends was an improved mix of higher-margin color equipment revenues and continued benefits realized from the centralization of our supply chain function. In addition, the net impact of origination fees and sales of equipment residual values to GE positively impacted the net sales gross margin by approximately 13 basis points.

The gross margin percentage on services decreased due to a lower mix of Customer Services revenues and the impact from the completion of a multi-year commercial imaging contract in which no profit was earned. These decreases were offset by the net impact of the new GE relationship (income from the sharing of gains on certain lease-end activities with GE as well as the Preferred Fees), which positively impacted the services gross margin by approximately 92 basis points.

The gross margin percentage on finance income increased from 61.9% in fiscal 2003 to 67.3% in fiscal 2004 due to European leasing revenues becoming a larger part of the finance income mix in fiscal 2004 compared to fiscal 2003. European leases are leveraged with a lower amount of debt, therefore European leases generate higher profit margins than our sold North American leases. In addition, there was a lower leverage ratio on the U.S. lease receivable portfolio that we retained after the U.S. Transaction during the second half of fiscal 2004. Part of this lower leverage was due to the fact that $14,209 of interest expense was recorded in “Interest expense, net” during fiscal 2004 related to debt that was reclassified from debt supporting finance contracts and unsold residual value (“Non-Corporate Debt”) to corporate debt beginning on April 1, 2004. As a result, the gross margin on finance income was positively impacted by this change in classification. Partially offsetting the positive impact of these items was a decrease in our average financing rate charged on our lease receivables compared to fiscal 2003. In fiscal 2005, we expect finance income to decline approximately 60% compared to fiscal 2004 as a result of the Transactions and the continued run-off of the retained U.S. lease portfolio. By September 30, 2005, we believe that approximately 82% of the profit we estimated would be generated by the retained U.S. lease portfolio as of the consummation of the U.S. Transaction will be earned.

Selling and Administrative Expenses

	Restated 2004	Restated 2003	Change
Selling and administrative expenses	$1,470,707	$1,505,386	(2.3)%
S&A as a % of revenue	32.2%	32.3%

Selling and administrative expense, which was unfavorably impacted by $19,465 due to foreign currency translation compared to the prior year, decreased by $34,679, or 2.3%, during fiscal 2004 compared to fiscal 2003, but remained consistent as a percentage of revenue. This decrease was due to the following:

Net Impact of the Transactions

The net impact of the U.S. Transaction was a significant driver of the change in selling and administrative expense compared to fiscal 2003 resulting in a decrease of approximately $38,560. Approximately $28,265 of this decrease was due to no lease default expense being required for either retained or sold IOSC lease receivables during the six months ended September 30, 2004. Under the terms of the U.S. Program Agreement, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables of IOSC. The remaining decrease in selling and administrative expense as a result of the U.S. Transaction was due to the decrease of over 300 employees that were transferred to GE. Partially offsetting the lease default and headcount decreases were increases in fees paid to GE for servicing our retained U.S. lease portfolio of $7,021 as well as other corporate costs to support the U.S. Transaction including headcount and certain infrastructure enhancements.

The net impact of the Canadian Transaction did not result in a material change in our selling and administrative expenses in fiscal 2004 compared to fiscal 2003.

Other Selling and Administrative Expenses

Other changes in selling and administrative expenses impacting the Company were:

•	An increase in pension costs of $7,010, compared to fiscal 2003 due mainly to the impact of changes in actuarial assumptions compared to fiscal 2003. Pension expense is allocated between selling and administrative expense and cost of revenues based on number of employees related to those areas. We expect that our fiscal 2005 pension expense will decrease compared to fiscal 2004;

•	An increase in insurance and non-income taxes of $7,175, compared to 2003 due to higher workers’ compensation costs and property tax expenses compared to fiscal 2003;

•	An increase of $6,272 related to termination costs of a long-term disability plan. The termination costs are not expected to recur in future fiscal years; and

•	An increase of $8,472 related to higher legal costs during fiscal 2004 compared to fiscal 2003. During fiscal 2004, we recorded a charge of approximately $2,300 related to an adverse judgment we received on a claim in Canada. During fiscal 2003, we received a favorable judgment on a matter in the U.S. and we recognized income of $5,560.

These increases were offset by a $36,294 decrease in compensation related expenses, primarily the result of headcount reductions compared to fiscal 2003 as we continue our efforts to consolidate and centralize certain administrative functions. The impact of headcount reductions on compensation expense was partially offset by higher employee salary levels compared to fiscal 2003.

Other

	Restated 2004	Restated 2003	Change
Loss from divestiture of businesses, net	$11,427	$—	N/A
Operating income	202,582	273,168	(25.8)%
Loss from early extinguishment of debt, net	35,906	19,187	87.1
Interest expense, net	48,059	49,031	(2.0)
Taxes on income	30,308	77,544	(60.9)
Net income from continuing operations	88,309	127,406	(30.7)
Diluted earnings per common share—continuing operations	0.58	0.81	(28.4)

During fiscal 2004, we incurred a net loss of $11,427 from the Transactions resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the Transactions.

Operating income decreased in fiscal 2004 by 25.8% compared to fiscal 2003, as a result of the factors discussed above.

During fiscal 2004, we recorded a loss from early extinguishment of debt of $35,906, as a result of the repurchases of debt and other financing related actions. See Note 4 to our audited consolidated financial statements for the three-year period ended September 30, 2004. During fiscal 2003, we recorded a loss from the early extinguishment of debt of $19,187, as a result of the repurchase of various debt instruments.

The decrease in interest expense, net was due to lower average outstanding debt balances in fiscal 2004 compared to fiscal 2003. As a result of our assumption of IOSC’s public debt (the 9.75% notes due 2004 (the “2004 Notes”), 5% convertible notes due 2007 (the “Convertible Notes”) and the 2008 Notes; collectively, (the “Additional Corporate Debt”)) as part of the U.S. Transaction, interest on this debt, which was reported in finance interest expense prior to April 1, 2004, is now reported as interest expense, net. This change resulted in approximately $14,209 of additional interest expense to be recorded in interest expense, net compared to fiscal 2003.

The effective income tax rate from continuing operations was 25.6% and 37.8% for fiscal 2004 and fiscal 2003, respectively. This decrease was due to the reversal of valuation allowances on state net operating loss carryovers of $4,720 as a result of the tax gain generated by the U.S. Transaction in fiscal 2004. In addition, during fiscal 2004, we reversed valuation allowances on our Canadian net operating loss carryovers of $2,603 as a result of improved financial performance achieved by our Canadian operations. Furthermore, during fiscal 2004, we recorded a benefit of $7,048 due mainly to the favorable settlement of a U.S. federal tax audit. Our tax valuation allowance was $24,291 and $55,171 at September 30, 2004 and 2003, respectively.

Diluted earnings per common share from continuing operations were $0.58 for fiscal 2004 compared to $0.81 for fiscal 2003. The diluted earnings per common share calculation reflects the impact of the Convertible Notes issued in May 2002. We account for the effect of the Convertible Notes in the diluted earnings per common share calculation using the “if converted” method. Under that method, the Convertible Notes are assumed to be converted to shares (weighted for the number of days outstanding in the period) at a conversion price of $15.03, and interest expense, net of taxes, related to the Convertible Notes is added back to net income. The diluted earnings per share calculation also reflects the dilutive impact of employee stock options and awards.

Review of Business Segments

Our reportable business segments are IKON North America (“INA”) and IKON Europe (“IE”). INA and IE provide copiers, printers, color solutions, and a variety of document management service capabilities through Enterprise Services. These segments also include our captive finance subsidiaries in North America (including those now divested) and Europe.

IKON North America

	Restated 2004	Restated 2003	Change
Net sales	$1,708,470	$1,736,350	(1.6)%
Services	2,076,981	2,075,202	0.1
Finance income	247,568	365,264	(32.2)
Finance interest expense	82,178	141,912	(42.1)
Loss on divestiture of businesses	11,427	—	N/A
Operating income	560,209	569,968	(1.7)

Approximately 88% of our revenues are generated by INA; accordingly, many of the items discussed above regarding our consolidated results are applicable to INA.

Net sales decreased by 1.6% due to a decline in direct supply sales of $28,643 compared to fiscal 2003 as a result of lower demand for fax and lower-end copier supplies. Additionally, there was a decline in technology hardware of $13,606 as a result of several large customer relationships that were not renewed for fiscal 2004 as we continue to de-emphasize these businesses. These decreases were offset by an increase in equipment sales of $21,604 compared to fiscal 2003, due mainly to the net impact of the new relationship with GE and continued growth in color revenues. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $81,807 of equipment revenue during fiscal 2004. Fiscal 2004 Services revenue benefited from the net impact of the Preferred Fees received from GE as a result of the new GE relationship of $25,335, and an increase in Professional Services of $16,222 as we continue to focus on this area of growth. Managed Services decreased by $4,265 compared to fiscal 2003. Off-site managed services declined largely due to lower copy volumes from transactional business and a decrease in large account activity compared to fiscal 2003. Managed Services benefited from on-site facilities management growth from the prior year and the recognition of a commercial imaging contract in the first quarter of fiscal 2004. Customer Services revenue decreased by $43,808 due to an unfavorable impact of price and mix of copy volume. Finance income and finance interest expense decreased as a result of the Transactions. We incurred a loss of $11,427 from the divestiture of the U.S. and Canadian leasing businesses resulting from the difference between the carrying amount of the assets sold and proceeds received and certain costs associated with the Transactions. Operating income decreased primarily due to lower margins in both net sales, services and the impact on the loss on divestiture of businesses and a decrease to finance interest expense of $14,209, as a result of the reclassification of the Additional Corporate Debt. These decreases were partially offset by higher profit margins on finance income compared to fiscal 2003.

IKON Europe

	2004	2003	Change
Net sales	$280,294	$253,495	10.6%
Services	226,572	207,916	9.0
Finance income	25,823	22,929	12.6
Finance interest expense	7,238	6,160	17.5
Operating income	25,286	25,829	(2.1)

Net sales increased as a result of currency benefits of approximately $31,009. Excluding the impact of currency translation, net sales decreased by 1.7%, due to a decline in our non-core technology services equipment revenue as we continue to de-emphasize this business. Services increased as a result of currency benefits of approximately $24,361. Excluding the impact of currency translation, services decreased by 2.7%, due to a decline in equipment services revenues as the transition from analog to digital continues at a lower cost per copy, together with a decline in Managed Services. Finance income increased primarily as a result of strengthened foreign currencies, which resulted in a benefit of $2,768. Operating income in fiscal 2004 decreased due to the operational performance discussed above, partially offset by a favorable impact of currency.

Corporate and Eliminations, which is not treated as a business segment, includes certain selling and administrative functions including finance, supply chain, and customer service. INA and IE are not presented on a comparative basis because certain administrative costs of INA are included in Corporate and Eliminations, and excluded from the presentation of results of INA, but are included in the presentation of results of IE. Operating losses in Corporate and Eliminations, which were $382,913 and $322,629 in fiscal 2004 and fiscal 2003, respectively, increased due to higher legal costs due to a charge related to an adverse judgment received in fiscal 2004 compared to a favorable ruling in fiscal 2003 in which we recognized income. We also had a headcount increase in corporate, which corresponded to an increase in salaries. Finally, there was an increase in pension expense related to corporate employees.

Fiscal 2003 Compared to Fiscal 2002

Revenues

	Restated 2003	Restated 2002	% Change
Net sales	$1,989,845	$2,136,681	(6.9)%
Services	2,283,118	2,335,891	(2.3)
Finance income	388,193	374,921	3.5

	$4,661,156	$4,847,493	(3.8)%

The decrease in revenues compared to fiscal 2002, which included a currency benefit of 1.3% (revenues denominated in foreign currencies impacted favorably when converted to U.S. dollars for reporting purposes), was primarily the result of our actions to exit, sell, or downsize certain non-strategic or unprofitable businesses (telephony, education and technology hardware businesses, and certain digital print centers) during fiscal 2002, which accounted for 76.1% of the decline in fiscal 2003.

The decrease in net sales includes a currency benefit of 1.8%. Sales of technology-related hardware (a business the Company exited as described above), such as computers, routers and servers, contributed to 70.3% of the net sales decline compared to fiscal 2002. Revenues from the sale of copier/printer equipment decreased by 1.1%, or $19,349, compared to fiscal 2002 due to changes in product sales mix, delays in purchasing decisions by our customers, and lower selling prices as new technologies were introduced at lower price points, particularly in color equipment. Revenues from the sale of black and white equipment declined in the mid-single digits, while revenues from the sale of color equipment grew by over 15% compared to fiscal 2002. In fiscal 2003, approximately 37% of copier/printer equipment revenues were from sales of high-end black and white and color products, compared to approximately 34% in fiscal 2002. Sales of supplies decreased by 14.1% compared to fiscal 2002 due to declines in the sale of fax supplies.

The decrease in services includes a currency benefit of 1.1%. Revenues from outsourcing and other service offerings were impacted by our actions to exit, sell, or downsize certain non-strategic or unprofitable businesses during fiscal 2002, which accounted for 73.1% of the total services decline in fiscal 2003. The primary reason for the remaining decrease was due to customers’ business downsizing, customers’ decisions to in-source and reduced demand for business document services and legal document services, arising from a slowdown in the legal business, and fewer commercial transactions that utilize such services. Customer Services revenue decreased by 1.6%, or $23,701, as declines in copy volume of segment 1 – 4 devices outpaced an increase in copy volume for color and segment 5 and 6 devices.

Finance income is generated by our wholly-owned leasing subsidiaries. IOSC, IKON’s leasing subsidiary in the U.S. which was sold to GE in fiscal 2004 (see Note 3 to our audited consolidated financial statements for the three-year period ended September 30, 2004), accounted for approximately 90% of our finance income during fiscal 2003 compared to approximately 93% during fiscal 2002. Approximately 81% of our copier and equipment revenues in the U.S. were financed by IOSC during fiscal 2003, compared to approximately 79% during fiscal 2002. The increase in finance income was primarily due to growth in the net lease portfolio of 4.3% compared to fiscal 2002 and a currency benefit of 0.8%.

Gross Margin

	Restated 2003	Restated 2002
Gross margin, net sales	29.6%	30.5%
Gross margin, services	41.6	42.1
Gross margin, finance income	61.9	57.9
Gross margin, total	38.2	38.2

Total gross margin percentage remained consistent compared to fiscal 2002. The decrease in gross margin percentage on net sales was primarily due to a less favorable product and supplies mix, increased competition for copier/printer equipment (particularly in the second half of the year), and a higher level of inventory write-offs compared to fiscal 2002. The impact of these items was partially offset by reduced sales of lower-margin technology-related hardware. The gross margin percentage on services remained relatively consistent compared to fiscal 2002. The gross margin percentage on finance income increased compared to fiscal 2002 primarily due to lower average borrowing rates. The average financing rate on our lease receivables was approximately 11% for fiscal 2003 and fiscal 2002. Additionally, our finance subsidiaries’ average cost of debt was approximately 5% and 6% for fiscal 2003 and fiscal 2002, respectively.

Selling and Administrative Expenses

	Restated 2003	Restated 2002	Change
Selling and administrative expenses	$1,505,386	$1,554,845	(3.2)%
S&A as a % of revenue	32.3%	32.1%

Selling and administrative expenses decreased by 3.2% compared to fiscal 2002, but remained consistent as a percentage of revenue. The dollar decrease was due to $43,240 from improved productivity, centralization and consolidation initiatives, including headcount reductions, and $29,030 from the downsizing or elimination of unprofitable businesses. We incurred $46,393 of increased pension costs and information technology expenses (including expense related to the implementation of e-IKON), which were partially offset by a $16,944 decrease in expenses related to operational performance compensation costs. During fiscal 2003, we experienced better than anticipated results in certain litigation matters which reduced net legal expenses by $3,000. Furthermore, during 2002 we recorded a charge of $6,000 related to the settlement of the legal matter of Whetman, et al. v. IKON Office Solutions, Inc., et al.

Other

	Restated 2003	Restated 2002	Change
Restructuring reserve reversal	$—	$5,620	(100.0)%
Operating income	273,168	301,487	(9.4)
Loss from early extinguishment of debt, net	19,187	—	N/A
Interest expense, net	49,031	54,203	(9.5)
Taxes on income	77,544	91,776	(15.5)
Net income from continuing operations	127,406	155,508	(18.1)
Diluted earnings per common share-continuing operations	0.81	1.03	(21.4)

In the fourth quarter of fiscal 2002, we reversed $5,620 ($3,653 after-tax) of restructuring charges taken during fiscal 2001 and fiscal 2000 (the “Charges”). The Charges represented severance, leasehold termination costs, and contractual commitments related to the closure or downsizing of our technology education integration and education businesses, and digital print centers. Additionally, these actions included the ongoing centralization and consolidation of many selling and administrative functions, including marketplace consolidation, supply chain, finance, customer service, sales support, and the realignment of sales coverage against our long-term growth objectives. The reversal from continuing operations in fiscal 2002 related to the Charges consisted of $4,602 related to severance, $915 related to leasehold termination costs, and $103 related to contractual commitments. The severance reversal was the result of the average cost of severance per employee being less than estimated, fewer positions eliminated than estimated due to voluntary resignations, and our decision not to close a digital print center due to changing business dynamics. The reversal of leasehold termination costs and contractual commitments resulted from our decision not to close a digital print center. Additionally, we were also able to reduce our liability through successful equipment and real property lease termination negotiations.

Our operating income in fiscal 2003 decreased by 9.4% compared to fiscal 2002, as a result of the factors discussed above.

As a result of the following debt repurchases, we recognized a net loss, including the write-off of unamortized costs, of $19,187 during fiscal 2003, which is included in loss from early extinguishment of debt in the consolidated statements of income:

	Principal Amount Repurchased	Settlement Amount
Bond issue at rate of 9.75%, due 2004	$215,109	$233,442
Bond issue at rate of 6.75%, due 2004	63,751	65,357
Bond issue at rate of 6.75%, due 2025	36,258	29,191
Bond issue at rate of 7.30%, due 2027	20,000	16,425
Private placement debt, due 2005	55,000	61,327

	$390,118	$405,742

During fiscal 2003, interest expense, net, decreased due to lower average outstanding debt combined with lower average borrowing rates compared to fiscal 2002.

The effective income tax rate from continuing operations was 37.8% in fiscal 2003, compared to 37.1% in fiscal 2002. The increase in the effective income tax rate was primarily attributable to an increase in our state taxes during fiscal 2003. Our tax valuation allowance was $55,171 and $51,790 at September 30, 2003 and 2002, respectively. The net increase in the valuation allowance was primarily attributable to a change in our assessment that it was more likely than not that tax benefits from losses incurred in certain foreign jurisdictions would be realized. No individual jurisdiction had a material impact on the change.

Diluted earnings per common share from continuing operations were $0.81 in fiscal 2003, compared to $1.03 in fiscal 2002. The diluted earnings per common share calculation reflects the impact of the Convertible Notes issued in May 2002. We account for the effect of the Convertible Notes in the diluted earnings per common share calculation using the “if converted” method. Under that method, the Convertible Notes are assumed to be converted to shares (weighted for the number of days outstanding in the period) at a conversion price of $15.03, and interest expense, net of taxes, related to the Convertible Notes is added back to net income. The calculation of diluted earnings per common share for fiscal 2003 assumed the Convertible Notes were outstanding for all of fiscal 2003, whereas the calculation of diluted earnings per common share for fiscal 2002 assumed the Convertible Notes were outstanding since May 2002. As a result, there was $0.03 of additional dilution in fiscal 2003 compared to fiscal 2002. The dilutive earnings per share calculation also reflects the dilutive impact of employee stock options and awards.

Review of Business Segments

IKON North America

	Restated 2003	Restated 2002	Change
Net sales	$1,736,350	$1,867,081	(7.0)%
Services	2,075,202	2,167,791	(4.3)
Finance income	365,264	354,435	3.1
Finance interest expense	141,912	151,372	(6.2)
Restructuring reserve reversal	—	3,527	(100.0)
Operating income	569,968	616,326	(7.5)

Approximately 88% of our revenues are generated by INA; accordingly, many of the items discussed above regarding our consolidated results are applicable to INA.

Approximately $92,158 of the net sales decrease was due to a decline in sales of technology-related hardware (a business we exited as described above). The remaining decrease was due to changes in product sales mix, delays in purchasing decisions by our customers, and lower selling prices as new technologies were introduced at lower price points, especially in color equipment (particularly in the second half of the year). Sales of supplies decreased by approximately $23,259 due to declines in the sales of fax supplies and generally lower volumes on equipment usage. Approximately $40,619 of the services decline resulted from a decrease in revenue from servicing of copier/printer equipment. This decrease was primarily due to a change in the mix of products serviced as declines in copy volume of segment 1 – 4 devices outpaced an increase in copy volume for color and segment 5 and 6 devices compared to fiscal 2002. Approximately 53% of the services decline resulted from a decrease in revenue from outsourcing and other service offerings, of which approximately 64% was due to the impact of our actions to exit, sell, or downsize certain non-strategic or unprofitable businesses during fiscal 2002. The remainder of the decline in revenue from outsourcing and other service offerings was due to customers’ business downsizing, customers’ decisions to in-source, and reduced demand for legal and business document services, arising from a slowdown in the legal industry and fewer commercial transactions that utilize such services. Finance income increased due to growth in the lease portfolio compared to fiscal 2002, while finance interest expense decreased due to lower average borrowing rates compared to fiscal 2002. Operating income decreased due to lower revenues and lower profit margins on revenues compared to fiscal 2002. These changes were partially offset by a decrease in selling and administrative expenses in fiscal 2003 compared to fiscal 2002, which was substantially due to headcount reductions. In addition, during fiscal 2002, INA reversed $3,527 related to prior restructuring programs.

IKON Europe

	2003	2002	Change
Net sales	$253,495	$265,465	(4.5)%
Services	207,916	160,818	29.3
Finance income	22,929	20,486	11.9
Finance interest expense	6,160	6,519	(5.5)
Restructuring reserve reversal	—	64	(100.0)
Operating income	25,829	23,139	11.6

Net sales decreased by $11,970 despite currency benefits of approximately $27,945, partially offset by a decrease in sales of supplies due to declines in the sales of fax supplies and generally lower volumes on equipment usage and technology related hardware as we continue to de-emphasize this business. Services increased as a result of currency benefits of approximately $20,702 and an increase of $16,918 in equipment service and outsourcing and other services compared to fiscal 2002. Finance income increased primarily as a result of strengthened foreign currencies, which contributed to approximately $2,070 of the increase. Operating income increased during fiscal 2003 due to reduced headcount as a result of infrastructure improvements and exchange rate benefits.

Other

	Restated 2003	Restated 2002	Change
Net sales	—	$4,135	(100.0)%
Services	—	7,282	(100.0)
Restructuring reserve reversal	—	1,442	(100.0)
Operating loss	—	(1,752)	(100.0)

Net sales, services revenue, and operating losses decreased as a result of the downsizing, sale, and closure of non-strategic or unprofitable businesses such as telephony, technology education, and other technology-related operations during fiscal 2002. In addition, during fiscal 2002, we reversed $1,442 related to prior restructuring programs.

During fiscal 2002, we reversed $587 related to prior restructuring programs related to Corporate and Eliminations. Operating losses in Corporate and Eliminations were $322,629 and $336,226 in fiscal 2003 and fiscal 2002, respectively. The decrease in operating losses from fiscal 2002 to fiscal 2003 were due to continued benefits realized from the implementation of various centralization initiatives.

Financial Condition and Liquidity

The following summarizes cash flows for the fiscal year ended September 30, 2004 as reported in our consolidated statements of cash flows:

September 30, 2004
Cash used in operating activities	$(377,252)
Cash provided by investing activities	2,132,245
Cash used in financing activities	(1,648,348)
Effect of exchange rates	6,276

Decrease in cash	112,921
Cash and cash equivalents at beginning of the year	360,030

Cash and cash equivalents at end of period	$472,951

Cash Flows and Liquidity

Operating Cash Flows

Cash used in operating activities was $377,252 for fiscal 2004 which includes a use of cash of $6,743 from discontinued operations related to the exit from BDS during fiscal 2005. A significant use of cash was from the increase of accounts receivables of $252,755 during the year ended September 30, 2004. Approximately $215,740 of this increase was due to the Transactions, the most significant impact being that unpaid sales of equipment to GE are now reflected as trade accounts receivable (affecting “Cash Used in Operating Activities”) whereas unfunded sales of equipment to customers under leasing arrangements through IOSC and IKON Canada were previously reflected as finance receivables (affecting “Cash Provided by Investing Activities”). Accounts payable, deferred revenue, and accrued expenses decreased by $93,764 due to contributions to our pension plans of $97,500, including a voluntary contribution of $75,000, a decrease in interest payable of $9,720 due to an overall reduction of average debt balances compared to fiscal 2003, and a decrease in accrued income taxes of $9,058. In addition, accounts payable increased by $21,567 due to the impact of advances received for accounts receivable billed by GE on behalf of the Company. We paid $356,374 in income taxes during fiscal 2004, contributing to the decrease in accrued income taxes noted above, compared to a refund of $1,758 received in fiscal 2003. The tax basis in both the assets that were disposed of in the Transactions and the retained U.S. lease portfolio were lower than the book basis primarily due to accelerated depreciation claimed for tax purposes. Therefore, the sale of the assets as well as the runoff of the retained U.S. lease portfolio has resulted in, and will continue to result in, an increase in income tax payments. Net income from continuing operations was $88,309 which excludes the loss from discontinued operations of $4,615 in fiscal 2004 and non-cash operating expenses were $225,926, which includes depreciation, amortization, provision for losses on accounts and lease receivables, pension expense, non-cash interest expense on debt supporting unsold residual value, loss from the early extinguishment of debt, and loss on divestiture of businesses, net.

Note 5 to our audited consolidated financial statements for the three-year period ended September 30, 2004 provides a rollforward of the allowance for doubtful accounts. Our provision for losses on accounts receivable from continuing operations were $7,684, $8,042, and $3,555, and write-offs, from continuing operations net of recoveries, were $7,240, $11,288, and $11,861, for fiscal 2004, fiscal 2003, and fiscal 2002, respectively. Our policy is to calculate the allowance as a percentage of accounts receivable plus an additional allowance for any amount that we have specifically identified as potential bad debts.

The provision for lease defaults decreased significantly to $28,226 in fiscal 2004 from $67,922 in fiscal 2003. This decrease was due to no lease default expense being required for either retained or sold IOSC lease receivables during the six months ended September 30, 2004. Under the terms of the U.S. Program Agreement, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables of IOSC. The lease default balance at September 30, 2004 of $6,446 relates to our European lease portfolio.

Investing Cash Flows

During fiscal 2004, we received $2,132,245 of cash from investing activities, which includes proceeds from the divestiture of our U.S. and Canadian leasing businesses totaling $1,849,148. We also received proceeds of $383,381 for the sale of finance receivables, which represent leases written on IKON Lease Paper and transferred to GE or other syndicators during fiscal 2004. We had capital expenditures from continuing operations for property and equipment of $37,724 and capital expenditures for equipment on operating leases of $52,459. Capital expenditures for equipment on operating leases represent purchases of equipment that are placed on rental with our customers. Proceeds from the sale of property and equipment from continuing operations during fiscal 2004 were $17,128. Cash provided by investing activities includes net cash used by finance subsidiaries of $18,270 due to additions of lease receivable exceeding collections.

Financing Cash Flows

During fiscal 2004, we used $1,648,348 of cash for financing activities. As discussed in further detail in Note 4 to our audited condensed consolidated financial statements for the three-year period ended September 30, 2004 during fiscal 2004 we used $1,625,717 for debt related activities. During fiscal 2004, we repurchased 6.7 million shares of our outstanding common stock for $77,574, leaving $172,426 remaining for share repurchases under the 2004 authorization. In fiscal 2005, we plan to continue our debt and share repurchases.

During fiscal 2004, we paid $23,476 of dividends representing $0.16 per common share to shareholders of record.

Cash flows from financing activities includes a decrease of $68,815 in restricted cash that primarily represents the cash that has been collected on leases that are pledged as collateral for lease-backed notes. Included in this decrease is $29,453 of cash that has been collected by GE on our behalf which GE has not remitted to us. This cash, which was previously recorded as restricted cash prior to the consummation of the U.S. Transaction, is now recorded as accounts receivable. In addition, restricted cash decreased by $38,446 related to the 2004 Notes, which were defeased in fiscal 2003. During fiscal 2004, the 2004 Notes were repaid upon their maturity with the restricted cash.

Other Information

The following table represents the Ratio of Earnings to Fixed Charges for the nine months ended June 30, 2005 and 2004 and the three year period ended September 30, 2004.

	For the nine months ended June 30,				For the year ended September 30,
	2005		Restated 2004		Restated 2004		Restated 2003		Restated 2002
	(unaudited)		(unaudited)
Ratio of Earnings to Fixed charges	2.2	x	1.7	x	1.7	x	1.9	x	2.0	x

INDEX TO CONSOLIDATED FINANCIAL STATEMENT S

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders,

Of IKON Office Solutions, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of IKON Office Solutions, Inc. and its subsidiaries (the “Company”) at September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has restated previously issued financial statements for each of the three years in the period ended September 30, 2004.

As discussed in Note 1 to the consolidated financial statements, on October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

PricewaterhouseCoopers LLP

Philadelphia, PA

December 8, 2004, except as to Notes 2 and 21, for which the date is July 8, 2005, and Note 22, for which the date is September 8, 2005

IKON OFFICE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30
	Restated 2004	Restated 2003
Assets
Cash and cash equivalents	$472,951	$360,030
Restricted cash	27,032	165,264
Accounts receivable, less allowances of: 2004 – $7,224; 2003 – $6,894	728,634	501,975
Finance receivables, net	457,615	1,205,122
Inventories	233,345	224,344
Prepaid expenses and other current assets	81,188	103,346
Deferred taxes	64,481	63,517

Total current assets	2,065,246	2,623,598

Long-term finance receivables, net	753,146	2,370,872

Equipment on operating leases, net of accumulated depreciation of:
2004 – $76,456; 2003 – $93,607	78,673	103,483

Property and equipment, net	164,132	177,692

Goodwill	1,286,564	1,258,376

Unsold residual value (Note 8)	45,548

Other assets	125,104	66,586

Total Assets	$4,518,413	$6,600,607

Liabilities and Shareholders’ Equity
Current portion of corporate debt	$62,085	$6,485
Current portion of debt supporting finance contracts and unsold residual value	439,941	1,445,177
Notes payable	938	4,041
Trade accounts payable	307,170	245,661
Accrued salaries, wages and commissions	124,808	117,051
Deferred revenues	116,682	134,650
Taxes payable	52,976	62,509
Other accrued expenses	170,741	212,934

Total current liabilities	1,275,341	2,228,508

Long-term corporate debt	741,857	419,020

Long-term debt supporting finance contracts and unsold residual value	422,868	1,563,538

Deferred taxes	187,091	482,623

Other long-term liabilities	203,538	301,498

Commitments and contingencies (Note 12)

Shareholders’ Equity
Common stock, no par value: authorized 300,000 shares issued: 2004 – 149,955 shares; 2003 –149,982, shares outstanding: 2004 – 142,133 shares; 2003 – 146,368 shares	1,022,842	1,015,706
Series 12 preferred stock, no par value: authorized 480 shares; none issued or outstanding
Deferred compensation	209
Unearned compensation	(2,448)	(2,514)
Retained earnings	723,847	666,118
Accumulated other comprehensive income (loss)	20,195	(60,791)
Cost of common shares in treasury: 2004 – 7,196 shares; 2003 – 2,942 shares	(76,927)	(13,099)

Total Shareholders’ Equity	1,687,718	1,605,420

Total Liabilities and Shareholders’ Equity	$4,518,413	$6,600,607

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Fiscal Year Ended September 30
	Restated 2004	Restated 2003	Restated 2002
Revenues
Net sales	$1,988,764	$1,989,845	$2,136,681
Services	2,303,553	2,283,118	2,335,891
Finance income	273,391	388,193	374,921

	4,565,708	4,661,156	4,847,493
Costs and Expenses
Cost of goods sold	1,427,218	1,400,441	1,486,029
Services costs	1,364,358	1,334,089	1,352,861
Finance interest expense	89,416	148,072	157,891
Selling and administrative	1,470,707	1,505,386	1,554,845
Loss on divestiture of businesses, net	11,427
Restructuring reserve reversal			(5,620)

	4,363,126	4,387,988	4,546,006
Operating income	202,582	273,168	301,487
Loss from early extinguishment of debt, net	35,906	19,187
Interest expense, net	48,059	49,031	54,203

Income from continuing operations before taxes on income	118,617	204,950	247,284
Taxes on income	30,308	77,544	91,776

Income from continuing operations	88,309	127,406	155,508

Discontinued operations:
Operating loss	(7,623)	(6,859)	(11,867)
Tax benefit	(3,008)	(2,560)	(4,405)

Net loss from discontinued operations	(4,615)	(4,299)	(7,462)

Net income	$83,694	$123,107	$148,046

Basic Earnings Per Common Share
Continuing operations	$0.60	$0.88	$1.09
Discontinued operations	(0.03)	(0.03)	(0.05)

Net income	$0.57	$0.85	$1.03 *

Diluted Earnings Per Common Share
Continuing operations	$0.58	$0.81	$1.03
Discontinued operations	(0.03)	(0.03)	(0.05)

Net income	$0.55	$0.79 *	$0.98

Cash dividends per common share	$0.16	$0.16	$0.16

*	The sum of the earnings per share amounts do not equal the total due to rounding.

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended September 30
	Restated 2004	Restated 2003	Restated 2002
Cash Flows from Operating Activities
Net income	$83,694	$123,107	$148,046
Net loss from discontinued operations	(4,615)	(4,299)	(7,462)
Income from continuing operations	88,309	127,406	155,508
Additions (deductions) to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	81,894	100,971	111,974
Amortization	9,085	9,864	14,210
Loss on divestiture of businesses, net	11,427
Provisions for losses on accounts receivable	7,684	8,042	3,555
Deferred income taxes	(289,380)	78,586	77,218
Provision for lease default reserves	28,226	67,922	67,730
Pension expense	51,065	37,838	19,002
Non-cash interest expense on debt supporting unsold residual value (Note 4)	639
Loss from early extinguishment of debt	35,906	19,187
Restructuring reserve reversal			(5,620)
Changes in operating assets and liabilities, net of divestiture of businesses:
(Increase) decrease in accounts receivable	(252,755)	(19,839)	85,536
(Increase) decrease in inventories	(5,951)	88,203	(3,691)
Increase in prepaid expenses and other current assets	(39,804)	(19,482)	(3,112)
Decrease in accounts payable, deferred revenues and accrued expenses	(93,764)	(62,234)	(30,861)
Other	(3,091)	7,997	(3,916)

Net cash (used in) continuing operations	(370,510)	444,461	487,533
Net cash (used in) discontinued operations	(6,742)	(5,081)	(10,899)

Net cash (used in) provided by operating activities	(377,252)	439,380	476,634

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses (Note 3)	1,849,148
Proceeds from the sale of finance receivables (Note 7)	383,381
Expenditures for property and equipment	(37,725)	(61,390)	(93,146)
Expenditures for equipment on operating leases	(52,459)	(62,971)	(85,568)
Proceeds from sale of property and equipment	5,125	40,638	25,835
Proceeds from sale of equipment on operating leases	12,003	16,295	14,705
Finance receivables—additions	(1,191,212)	(1,691,222)	(1,602,751)
Finance receivables—collections	1,172,942	1,520,678	1,451,598
Other	(7,639)	1,776	(12,312)

Net cash provided by continuing operations	2,133,564	(236,196)	(301,639)
Net cash used in discontinued operations	(1,319)	(836)	552

Net cash provided by (used in) investing activities	2,132,245	(237,032)	(301,087)

Cash Flows from Financing Activities
Proceeds from issuance of long-term corporate debt	1,055	969	2,596
Short-term corporate debt repayments, net	(3,167)	(3,526)	(178,647)
Repayment of other borrowings	(60,047)
Long-term corporate debt repayments	(327,929)	(199,463)	(12,835)
Debt supporting finance contracts—issuances	440,974	2,420,914	1,786,687
Debt supporting finance contracts—repayments	(1,676,603)	(2,260,714)	(1,582,501)
Dividends paid	(23,476)	(23,194)	(22,920)
Decrease (increase) in restricted cash	68,815	(49,187)	12,288
Proceeds from option exercises and sale of treasury shares	10,154	3,184	6,603
Purchase of treasury shares	(78,124)	(528)	(274)

Net cash (used in) provided by continuing operations	(1,648,348)	(111,545)	10,997
Net cash used in discontinued operations		(51)	(1,893)

Net cash (used in) provided by financing activities	(1,648,348)	(111,596)	9,104

Effect of exchange rate changes on cash and cash equivalents	6,276	(2,538)	6,814

Net increase in cash and cash equivalents	112,921	88,214	191,465
Cash and cash equivalents at beginning of year	360,030	271,816	80,351

Cash and cash equivalents at end of year	$472,951	$360,030	$271,816

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands, except per share data)

	Fiscal Year Ended September 30
	Restated 2004		Restated 2003		Restated 2002
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Common Stock
Balance, beginning of year	149,982	$1,015,706	150,003	$1,015,177	150,128	$1,012,302
Stock awards granted	161	1,862	371	3,223	69	720
Stock awards earned	(138)	(1,352)	(250)	(2,294)	(111)	(1,543)
Stock awards cancelled	(50)	(351)	(142)	(1,914)	(83)	(811)
Tax benefit relating to stock plans		5,428		1,514		4,509
Discount on stock options issued to directors		1,549

Balance, end of year	149,955	$1,022,842	149,982	$1,015,706	150,003	$1,015,177

Deferred Compensation
Balance, beginning of year
Compensation deferred in common stock		$207
Dividends earned on deferred compensation		2

Balance, end of year		$209

Unearned Compensation
Balance, beginning of year		$(2,514)		$(1,981)		$(3,745)
Stock awards granted		(1,000)		(2,625)		(720)
Amortization		715		178		1,673
Awards cancelled		351		1,914		811

Balance, end of year		$(2,448)		$(2,514)		$(1,981)

Retained Earnings
Balance, beginning of year		$666,118		$558,600		$463,152
Adjustment for restatement of periods prior to October 1, 2001 (Note 2)						(34,834)
Net income		83,694		123,107		148,046
Cash dividends declared:
Common stock, per share: 2004—$0.16; 2003—$0.16; 2002—$0.16		(23,476)		(23,194)		(22,920)
Issuance of treasury shares and other		(2,489)		7,605		5,156

Balance, end of year		$723,847		$666,118		$558,600

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year		$(60,791)		$(50,805)		$(43,484)
Translation adjustment		42,542		48,066		(11,794)
SFAS 133 adjustment		12,104		12,243		6,204
Minimum pension liability adjustment		26,340		(70,295)		(1,731)

Other comprehensive income (loss)		80,986		(9,986)		(7,321)

Balance, end of year		$20,195		$(60,791)		$(50,805)

Cost of Common Shares in Treasury
Balance, beginning of year	2,942	$(13,099)	5,286	$(23,167)	7,480	$(32,647)
Purchases	6,778	(78,124)	67	(528)	23	(274)
Reissued for:
Exercise of options	(2,406)	13,643	(1,026)	4,441	(1,595)	7,399
Sales to employee stock plans	(138)	653	(253)	1,118	(622)	2,355
Contribution to IKON Pension Plan			(1,132)	5,037

Balance, end of year	7,176	$(76,927)	2,942	$(13,099)	5,286	$(23,167)

Comprehensive Income (Loss)
Net income		$83,694		$123,107		$148,046
Other comprehensive income (loss) per above		80,986		(9,986)		(7,321)

Comprehensive income		$164,680		$113,121		$140,725

Components of Accumulated Other Comprehensive Income (Loss)
Accumulated translation		$66,418		$23,876		$(24,190)
Net gain (loss) on derivative financial instruments, net of tax (expense) benefit of: 2004—$(106); 2003—$6,709; 2002—$16,113		177		(11,927)		(24,170)
Minimum pension liability		(46,400)		(72,740)		(2,445)

Balance, end of year		$20,195		$(60,791)		$(50,805)

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IKON Office Solutions, Inc. (“IKON” or the “Company”) delivers integrated document management solutions and systems, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization— Enterprise Services. We represent one of the industry’s broadest portfolio of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through our service force of 16,400 employees, including our team of 7,000 customer service technicians and support resources worldwide. We have approximately 500 locations throughout North America and Western Europe. References herein to “we,” “us,” or “our” refer to IKON and its subsidiaries unless the context specifically requires otherwise. All dollar and share amounts are in thousands, except per share data.

Throughout these notes to consolidated financial statements, certain prior period comparisons reflect the balances and amounts on a restated basis and have been recast to reflect the effect of classifying Business Document Services (“BDS”) as a discontinued operation. For information on the restatement and discontinued operations, see Note 2 and 22, respectively.

1.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates and assumptions.

Revenue Recognition

We install the majority of the equipment we sell. Revenues for company-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and a “delivery and acceptance” certificate. The “delivery and acceptance” certificate confirms that the product has been delivered to and accepted by the customer under the sales or lease contract. Revenues for customer-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and delivery. Generally, we do not offer any equipment warranties in addition to those which are provided by the equipment manufacturer. Revenues for sales of supplies are recognized at time of shipment following the placement of an order from a customer. Revenues for monthly equipment service and facilities management service are recognized in the month in which the service is performed. Professional Services’ revenues are recognized as earned. Revenues for other services and rentals are recognized in the period performed. For those customer leases under which IKON is the equipment lessor (“IKON Lease Paper”), the present value of payments due under sales-type lease contracts is recorded as revenue within net sales when products are delivered to, and accepted by, the customer and finance income is recognized over the related lease term. Fees earned under the U.S. Program Agreement and the Canadian Rider are recognized as they are earned (see Note 3).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supporting our objective to provide complete solutions to our customers, we generally bundle a Customer Services agreement with copier/printer equipment when sold. The typical agreement includes a minimum number of copies for a base service fee plus an overage charge for any copies in excess of the minimum. Revenue for each element of a bundled contract is derived from our national price lists for equipment and service. The national price lists for equipment include a price range between the manufacturers’ suggested retail price (“MSRP”) and the minimum price for which our sales force is permitted to sell equipment without prior approval from a higher level of management within our field services organization. The price lists for equipment are updated monthly to reflect any vendor-communicated changes in MSRP and any changes in the fair value for which equipment is being sold to customers. The national price lists for service reflect the price of service charged to customers. The price lists for service are updated quarterly to reflect new service offerings and any changes in the competitive environment affecting the fair value for which service is being provided to customers. The national price lists, therefore, are representative of the fair value of each element of a bundled agreement when it is sold unaccompanied by the other elements.

Revenue for a bundled contract is first allocated to service revenue using the fair value per our national price lists. The remaining revenue is allocated to equipment revenue and finance income based on a net present value calculation utilizing an appropriate interest rate that considers the creditworthiness of the customer, term of the lease, transaction size, and costs of financing. The equipment revenue is compared to the national price lists. If the equipment revenue falls within the price range per the national price lists, no adjustment is required. If the equipment revenue is not within the price range per the national price lists, service and equipment revenues are proportionately adjusted while holding the interest rate constant, so that both service and equipment revenues fall within the price range per the national price lists.

Advertising

Advertising costs are expensed the first time the advertisement is run. Advertising expense was $3,518, $4,810, and $5,290 for the fiscal years ended September 30, 2004, 2003, and 2002, respectively.

Income Taxes

Income taxes are determined in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax basis of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS 109 also provides for the recognition of deferred tax assets if it is more likely than not that the assets will be realized in future years. A valuation allowance has been established to reduce deferred taxes to the amount that is more likely than not to be realized.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash on the consolidated balance sheets primarily represents the cash that has been collected on the leases that are pledged as collateral for lease-backed notes. This cash must be segregated within two business days into a trust account and the cash is used to pay the principal and interest on lease-backed notes as well as any associated administrative expenses. The level of restricted cash is impacted from one period to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the next by the volume of the leases pledged as collateral on the lease-backed notes and timing of collections on such leases. Restricted cash at September 30, 2003 included $38,446 of cash representing principal and interest for our 9.75% notes due 2004 which were defeased during fiscal 2003. During fiscal 2004, this amount was paid upon maturity of the debt.

Vendor Allowances

We receive allowances from our vendors through a variety of programs and arrangements. Vendor allowances are recognized as a reduction of cost of goods sold.

Sale of Lease Receivables

From time-to-time, we sell lease receivables to General Electric Capital Corporation (“GE”) and other syndicators (the “Purchasers”). The lease receivables are removed from our balance sheet at the time they are sold. Sales and transfers that do not meet the criteria for surrender of control are accounted for as borrowings. Lease receivables are considered sold when they are transferred beyond the reach of our creditors, the Purchasers have the right to pledge or exchange the assets, and we have surrendered control over the rights and obligations of the lease receivables.

Inventories

Inventories are stated at the lower of cost or market using the average cost or specific identification methods and consist of finished goods available for sale.

Long-Lived Assets

Property and equipment are recorded at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts and any resulting gains or losses are included in the consolidated statements of income. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the related assets as follows: equipment on operating leases—3-5 years; production equipment—3-5 years; furniture and office equipment—3-7 years; capitalized software—3-10 years; leasehold improvements—shorter of the asset life or term of lease; and buildings—20 years. Maintenance and repairs are charged to operations; replacements and betterments are capitalized. We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or to create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Depreciation expense related to capitalized software was $19,402, $24,882, and $15,434 in fiscal 2004, 2003, and 2002, respectively.

In accordance with SFAS 143 “Accounting for Asset Retirement Obligations,” the fair value of asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the assets’ future life. At September 30, 2004 and 2003, we had no significant asset retirement obligations.

We account for impairment of long-lived assets in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, we perform a recoverability evaluation. If the evaluation indicates that the carrying amount of the asset is not recoverable from our undiscounted cash flows, then an impairment loss is measured by comparing the carrying amount of the asset to its fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 1, 2001, we adopted SFAS 142 “Goodwill and Other Intangible Assets.” In accordance with SFAS 142, goodwill is tested at least annually for impairment utilizing a two-step method for determining goodwill impairment. In the first step, we determine the fair value of the reporting unit using expected future discounted cash flows. If the net book value of the reporting unit exceeds the fair value, we would then perform the second step of the impairment test which requires allocation of the reporting unit’s fair value of all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to the carrying amount to determine impairment. An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount. Accumulated amortization of goodwill at September 30, 2004 and 2003 was $269,340.

Environmental Liabilities

Environmental expenditures that pertain to current operations or to future revenues are expensed or capitalized consistent with our capitalization policy for property and equipment. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues, are expensed. Liabilities are recognized for remedial activities, based on management’s best estimate of aggregate environmental exposure. Recoveries of expenditures are recognized as receivables when they are estimable and probable. Estimated liabilities are not discounted to present value (see Note 12).

Shipping and Handling Fees

Shipping and handling fees that are collected from our customers in connection with our sales are recorded as revenue. The costs incurred with respect to shipping and handling fees are recorded as cost of sales.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains and losses from foreign currency transactions are included in net income.

Accounting for Stock-Based Compensation

We have stock-based employee compensation plans. As permitted by SFAS 123, “Accounting for Stock-Based Compensation,” we continue to account for our stock options in accordance with APB 25, “Accounting for Stock Issued to Employees.” Employee stock options are granted at or above the market price at dates of grant which does not require us to recognize any compensation expense. In general, these options expire in ten years (twenty years for certain non-employee director options) and vest over three years (five years for grants issued prior to December 15, 2000). The proceeds from options exercised are credited to shareholders’ equity. A plan for our non-employee directors enables participants to receive their annual directors’ fees in the form of options to purchase shares of common stock at a discount. The discount is equivalent to the annual directors’ fees and is charged to expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If we had elected to recognize compensation expense based on the fair value at the date of grant for awards in fiscal years 2004, 2003, and 2002, consistent with the provisions of SFAS 123, our net income and earnings per share would have been reduced to the following unaudited pro forma amounts:

	Fiscal Year Ended September 30
	Restated 2004	Restated 2003	Restated 2002
Net income as reported	$83,694	$123,107	$148,046
Pro forma effect of expensing stock based compensation plans using fair value method	(6,437)	(5,985)	(5,923)

Net income, as adjusted	$77,257	$117,122	$142,123

Basic earnings per common share:
Net income as reported	$0.57	$0.85	$1.03
Pro forma effect of expensing stock based compensation plans using fair value method	(0.04)	(0.04)	(0.04)

Basic earnings per common share, as adjusted	$0.53	$0.81	$0.99

Diluted earnings per common share:
Net income as reported	$0.55	$0.79	$0.98
Pro forma effect of expensing stock based compensation plans using fair value method	(0.04)	(0.04)	(0.04)

Diluted earnings per common share, as adjusted	$0.51	$0.75	$0.94

Financial Instruments

We account for derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This standard, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value and that changes in fair value be recorded each period in current earnings or comprehensive income (see Note 20).

Derivative financial instruments are utilized to reduce foreign currency and interest rate risk. We do not enter into financial instruments for trading or speculative purposes. Interest rate swap agreements are used as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The related amount payable to, or receivable from, counterparties is included as an adjustment to accrued interest in other accrued expenses. The interest rate swap agreements are designated as hedges. Currency swap agreements are used to manage exposure relating to certain intercompany debt denominated in one foreign currency that will be repaid in another foreign currency. Currency swap agreements are designated as hedges of firm commitments to pay interest and principal on debt, which would otherwise expose us to foreign currency risk. Currency translation gains and losses on the principal swapped are offset by corresponding translation gains and losses on the related foreign denominated assets. Gains and losses on terminations of interest rate and currency swap agreements are deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statements of income at the time of extinguishment.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pending Accounting Changes

The United States Congress passed the American Jobs Creation Act of 2004 (the “Act”), which the President signed into law on October 22, 2004. Key provisions of the Act include a temporary incentive for U.S. multinational corporations to repatriate foreign earnings, a domestic manufacturing deduction, and international tax reforms designed to improve the global competitiveness of U.S. businesses. In accordance with SFAS 109, “Accounting for Income Taxes,” we will reflect the effects of the Act, if any, in the first quarter of fiscal 2005 as part of income tax expense for the period. We are still evaluating the impact of the Act on the Company. Accordingly, we have not yet determined its impact on our effective tax rate and on our deferred tax assets and liabilities.

2.    RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During an analysis of aged trade accounts receivable conducted during fiscal 2005, and in connection with performing self-assessment and testing of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, we identified deficiencies in the processes and timeliness by which we issue and adjust certain invoices. The identified deficiencies result primarily from the centralization of billing centers and the migration to a new billing platform and relate to certain of our U.S. trade accounts receivable, and do not affect receivables arising under our Mexican operations, receivables owing from GE under our leasing relationship with GE, or receivables arising under our Legal Document Service and Business Document Service businesses. In connection with these developments, the Company’s management executed a comprehensive review (the “Review”) to determine the extent of such accounts receivable and billing errors. Based on the results of the Review, the Company’s management and the Audit Committee of the Company’s Board of Directors concluded that the errors had a cumulative effect over multiple periods and that prior period financial statements required restatement. Accordingly, we have restated our consolidated balance sheets at September 30, 2004 and 2003, and consolidated statements of income, cash flows, and changes in shareholders’ equity for the fiscal years ended September 30, 2004, 2003, and 2002 (the “Restatement”) for the impact of billing errors and other identified adjustments (described further below) as a result of the Review. The Restatement affected periods prior to fiscal 2002 and the impact of the Restatement on such prior periods of $(34,834) was reflected as an adjustment to retained earnings as of October 1, 2001. In addition, the Restatement impacts all quarters of fiscal 2004 and 2003. The restated amounts for these quarters are presented in Note 21, “Quarterly Financial Summary (unaudited).” Set forth below are the Restatement adjustments for the fiscal years ended September 30, 2004, 2003, and 2002, each of which is an “error” within the meaning of Accounting Principles Board Opinion No. 20, Accounting Changes.

Allowance for Doubtful Accounts, Billing Quality and Deferred Revenues

Historically, the allowance for doubtful accounts was our best estimate of the amount of probable credit losses in our existing accounts receivable balance based on our historical experience, and was calculated based on the aging of the accounts receivable portfolio. In addition, an allowance was established for any credit matters we were aware of with specific customers. These allowances were recorded as a reduction of accounts receivable and changes to allowance requirements were recorded within selling and administrative expense. As a result of the Review, we determined that trade accounts receivable included billing errors that should have been recorded as a reduction of revenue and accounts receivable in the period in which the revenue was recognized. Because of the length of time between invoice issuance and invoice correction, allowances for accounts receivable with unknown billing errors were incorrectly recorded as a bad debt expense when the accounts receivable reached a certain age. As a result, previously reported revenues and previously reported bad debt expense (included within selling and administrative expense) were misstated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, we determined that due to the identified billing errors included within our accounts receivable, deferred revenues required restatement. Deferred revenues represent revenues to be earned in future periods that have been billed to customers. To the extent that accounts receivable related to deferred revenues included billing errors, the deferred revenues balance was overstated.

As a result of the above, we have restated:

•	revenues, accounts receivable and deferred revenues for all periods presented to reflect the impact of billing errors;

•	the allowance for doubtful accounts and bad debt expense for all periods presented to reflect only the impact on accounts receivable of credit losses due to the inability of customers to pay;

•	revenues and selling and administrative expense for all periods presented for the reclassification of billing error corrections which were incorrectly recorded as selling and administrative expense rather than a reduction of revenue; and

•	income and deferred income taxes for the tax impact of the above items.

In addition, we determined that amounts owed by customers for services provided by us but which were not yet invoiced were improperly recorded as a reduction of deferred revenues. As a result, we have reclassified these amounts from deferred revenues to accounts receivable for all periods presented. This adjustment did not have an impact on net income or earnings per share.

Advances from GE

As a result of the U.S. Transaction (as defined in Note 3), GE bills and collects certain trade accounts receivable on the Company’s behalf. Upon billing, GE advances the Company for the customer receivable prior to collection. Historically, we did not recognize accounts receivable from our customers and a corresponding liability to GE for these types of transactions. In addition to the billing error described above and as a result of the Review, we have determined that an accounts receivable from the customer and a corresponding liability to GE should be recognized for cash received from GE which has not yet been collected from our customers. Accordingly, we have restated the consolidated balance sheet as of September 30, 2004 to increase accounts receivable and accounts payable to appropriately reflect amounts due from customers and amounts payable to GE. This adjustment did not have an impact on net income or earnings per share.

Financial Statement Impact

The following table presents the impact of the Restatement adjustments on our previously reported results for fiscal 2004, 2003, and 2002 and balance sheets as of September 30, 2004 and 2003. Restated amounts for all periods presented do not include the effect of reclassifying BDS as a discontinued operation which occurred as of March 31, 2005. For further information on discontinued operations see Note 22.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Income:

	Fiscal Year Ended September 30, 2004
	As Previously Reported	As Restated	Change
Revenues:
Net sales	$1,995,029	$1,988,764	$(6,265	)(a)
Services	2,381,400	2,351,396	(30,004	)(b)
Finance income	273,391	273,391

	4,649,820	4,613,551	(36,269)

Costs and Expenses:
Cost of goods sold	1,427,218	1,427,218
Services costs	1,400,174	1,400,174
Finance interest expense	89,416	89,416
Selling and administrative	1,513,635	1,490,358	(23,277	)(c)
Loss on divestiture of businesses, net	11,427	11,427

	4,441,870	4,418,593	(23,277)

Operating income	207,950	194,958	(12,992)
Loss from early extinguishment of debt, net	35,906	35,906
Interest expense, net	48,058	48,058

Income before taxes on income	123,986	110,994	(12,992)
Taxes on income	32,432	27,300	(5,132	)(d)

Net income	$91,554	$83,694	$(7,860)

Basic Earnings Per Common Share
Net income	$0.62	$0.57	$(0.05)

Diluted Earnings Per Common Share
Net income	$0.60	$0.55	$(0.05)

Statement of Income components increased (decreased) as a result of the following:

(a)	Net Sales

	Adjustment for the impact of billing errors	$(4,068)
	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	(2,197)

	Net decrease	$(6,265)

(b)	Services

	Adjustment for the impact of billing errors	$(22,649)
	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	(7,355)

	Net decrease	$(30,004)

(c)	Selling and Administrative Expense

	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	$(9,552)
	Adjustment for the impact of overstated bad debt expense and allowance for doubtful accounts	(13,725)

	Net decrease	$(23,277)

(d)	Taxes on Income

	Net decrease to taxes on income due to above adjustments	$(5,132)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fiscal Year Ended September 30, 2003
	As Previously Reported	As Restated	Change
Revenues:
Net sales	$1,986,761	$1,989,845	$3,084	(a)
Services	2,335,958	2,335,122	(836	)(b)
Finance income	388,193	388,193

	4,710,912	4,713,160	2,248

Costs and Expenses:
Cost of goods sold	1,400,441	1,400,441
Services costs	1,372,972	1,372,972
Finance interest expense	148,072	148,072
Selling and administrative	1,534,834	1,525,364	(9,470	)(c)

	4,456,319	4,446,849	(9,470)

Operating income	254,593	266,311	11,718
Loss from early extinguishment of debt, net	19,187	19,187
Interest expense, net	49,033	49,033

Income before taxes on income	186,373	198,091	11,718
Taxes on income	70,356	74,984	4,628	(d)

Net income	$116,017	$123,107	$7,090

Basic Earnings Per Common Share
Net income	$0.80	$0.85	$0.05

Diluted Earnings Per Common Share
Net income	$0.75	$0.79	$0.04

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Income components increased (decreased) as a result of the following:

(a)	Net Sales

	Adjustment for the impact of billing errors	$4,173
	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	(1,089)

	Net increase	$3,084

(b)	Services

	Adjustment for the impact of billing errors	$2,807
	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	(3,643)

	Net decrease	$(836)

(c)	Selling and Administrative Expense

	Adjustment for the impact of billing errors incorrectly recorded within selling and administrative expense rather than a reduction of revenue	$(4,732)
	Adjustment for the impact of overstated bad debt expense and allowance for doubtful accounts	(4,738)

	Net decrease	$(9,470)

(d)	Taxes on Income

	Net increase to taxes on income due to above adjustments	$4,628

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fiscal Year Ended September 30, 2002
	As Previously Reported	As Restated	Change
Revenues:
Net sales	$2,142,895	$2,136,681	$(6,214	)(a)
Services	2,411,651	2,412,849	1,198	(b)
Finance income	374,921	374,921

	4,929,467	4,924,451	(5,016)

Costs and Expenses:
Cost of goods sold	1,486,029	1,486,029
Services costs	1,407,247	1,407,247
Finance interest expense	157,891	157,891
Selling and administrative	1,595,208	1,593,975	(1,233	)(c)
Restructuring reserve reversal	(10,497)	(10,497)

	4,635,878	4,634,645	(1,233)

Operating income	293,589	289,806	(3,783)
Interest expense, net	54,389	54,389

Income before taxes on income	239,200	235,417	(3,783)
Taxes on income	88,866	87,371	(1,495	)(d)

Net income	$150,334	$148,046	$(2,288)

Basic Earnings Per Common Share
Net income	$1.05	$1.03	$(0.02)

Diluted Earnings Per Common Share
Net income	$0.99	$0.98	$(0.01)

Statement of Income components decreased as a result of the following:

(a)	Net Sales

	Adjustment for the impact of billing errors	$(6,214)

(b)	Services

	Adjustment for the impact of billing errors	$1,198

(c)	Selling and Administrative Expense

	Adjustment for the impact of overstated bad debt expense and allowance for doubtful accounts	$(1,233)

(d)	Taxes on Income

	Net decrease to taxes on income due to above adjustments	$(1,495)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheets:

	September 30, 2004
	Amount Previously Reported	As Restated	Change
ASSETS
Cash and cash equivalents	$472,951	$472,951
Restricted cash	27,032	27,032
Accounts receivable, less allowances of $20,112 (as reported) and $7,224 (as restated)	772,635	728,634	$(44,001	)(a)
Finance receivables, net	457,615	457,615
Inventories	233,345	233,345
Prepaid expenses and other current assets	81,188	81,188
Deferred taxes	39,974	64,481	24,507	(b)

Total current assets	2,084,740	2,065,246	(19,494)

Long-term finance receivables, net	753,146	753,146
Equipment on operating leases, net	78,673	78,673
Property and equipment, net	164,132	164,132
Goodwill	1,286,564	1,286,564
Unsold residual value	45,548	45,548
Other assets	125,104	125,104

Total Assets	$4,537,907	$4,518,413	$(19,494)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of corporate debt	$62,085	$62,085
Current portion of debt supporting finance contracts and unsold residual value	439,941	439,941
Notes payable	938	938
Trade accounts payable	285,603	307,170	$21,567	(c)
Accrued salaries, wages and commissions	124,808	124,808
Deferred revenues	119,851	116,682	(3,169	)(d)
Taxes payable	52,976	52,976
Other accrued expenses	170,741	170,741

Total current liabilities	1,256,943	1,275,341	18,398

Long-term corporate debt	741,857	741,857
Long-term debt supporting finance contracts and unsold residual value	422,868	422,868
Deferred taxes	187,091	187,091
Other long-term liabilities	203,538	203,538

SHAREHOLDERS’ EQUITY
Common stock, no par value	1,022,842	1,022,842
Series 12 preferred stock, no par value
Deferred compensation	209	209
Unearned compensation	(2,448)	(2,448)
Retained earnings	761,739	723,847	(37,892	)(e)
Accumulated other comprehensive income	20,195	20,195
Cost of common shares in treasury	(76,927)	(76,927)

Total Shareholders’ Equity	1,725,610	1,687,718	(37,892)

Total Liabilities and Shareholders’ Equity	$4,537,907	$4,518,413	$(19,494)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance sheet components increased (decreased) due to the following:

(a)	Accounts Receivable, net
	Adjustment for the impact of billing errors	$(105,490)
	Adjustment for the overstatement of the allowance for doubtful accounts	22,653
	Adjustment for the accounting for advances from GE	21,567
	Adjustment for accounts receivable incorrectly recorded as a reduction of deferred revenues	17,269

	Net decrease	$(44,001)

(b)	Deferred Taxes
	Net increase for deferred tax impact related to the Restatement	$24,507

(c)	Trade Accounts Payable
	Adjustment for the accounting for advances from GE	$21,567

(d)	Deferred Revenue
	Adjustment for the impact of billing errors	$(20,438)
	Adjustment for accounts receivable incorrectly recorded as a reduction of deferred revenues	17,269

	Net decrease	$(3,169)

(e)	Retained Earnings
	Net decrease to retained earnings for Restatement adjustments (net of taxes) in fiscal 2004	$(7,860)
	Net increase to retained earnings for Restatement adjustments (net of taxes) in fiscal 2003	7,090
	Net decrease to retained earnings for Restatement adjustments (net of taxes) in fiscal 2002	(2,288)
	Net decrease to retained earnings for Restatement adjustments (net of taxes) for fiscal years prior to October 1, 2001	(34,834)

	Net decrease	$(37,892)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	September 30, 2003
	Amount Previously Reported	As Restated	Change
ASSETS
Cash and cash equivalents	$360,030	$360,030
Restricted cash	165,264	165,264
Accounts receivable, less allowances of $14,258 (as reported) and $6,894 (as restated)	560,250	501,975	$(58,275	)(a)
Finance receivables, net	1,205,122	1,205,122
Inventories	224,344	224,344
Prepaid expenses and other current assets	103,346	103,346
Deferred taxes	44,142	63,517	19,375	(b)

Total current assets	2,662,498	2,623,598	(38,900)

Long-term finance receivables, net	2,370,872	2,370,872
Equipment on operating leases, net	103,483	103,483
Property and equipment, net	177,692	177,692
Goodwill	1,258,376	1,258,376
Other assets	66,586	66,586

Total Assets	$6,639,507	$6,600,607	$(38,900)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of corporate debt	$6,485	$6,485
Current portion of debt supporting finance contracts and unsold residual value	1,445,177	1,445,177
Notes payable	4,041	4,041
Trade accounts payable	245,661	245,661
Accrued salaries, wages and commissions	117,051	117,051
Deferred revenues	143,518	134,650	$(8,868	)(c)
Taxes payable	62,509	62,509
Other accrued expenses	212,934	212,934

Total current liabilities	2,237,376	2,228,508	(8,868)

Long-term corporate debt	419,020	419,020
Long-term debt supporting finance contracts and unsold residual value	1,563,538	1,563,538
Deferred taxes	482,623	482,623
Other long-term liabilities	301,498	301,498
SHAREHOLDERS’ EQUITY
Common stock, no par value	1,015,706	1,015,706
Series 12 preferred stock, no par value
Unearned compensation	(2,514)	(2,514)
Retained earnings	696,150	666,118	(30,032	)(d)
Accumulated other comprehensive loss	(60,791)	(60,791)
Cost of common shares in treasury	(13,099)	(13,099)

Total Shareholders’ Equity	1,635,452	1,605,420	(30,032)

Total Liabilities and Shareholders’ Equity	$6,639,507	$6,600,607	$(38,900)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance sheet components increased (decreased) due to the following:

(a)	Accounts Receivable, net

	Adjustment for the impact of billing errors	$(86,253)
	Adjustment for the overstatement of the allowance for doubtful accounts	10,709
	Adjustment for accounts receivable incorrectly recorded as a reduction of deferred revenues	17,269

	Net decrease	$(58,275)

(b)	Deferred Taxes

	Net increase for deferred tax impact related to the Restatement	$19,375

(c)	Deferred Revenue

	Adjustment for the impact of billing errors	$(26,137)
	Adjustment for accounts receivable incorrectly recorded as a reduction of deferred revenues	17,269

	Net decrease	$(8,868)

(d)	Retained Earnings

	Net increase to retained earning from above adjustments	$7,090
	Net decrease to retained earnings for Restatement adjustments (net of taxes) in fiscal 2002	(2,288)
	Net decrease to retained earnings for Restatement adjustments (net of taxes) for fiscal years prior to October 1, 2001	(34,834)

	Net decrease	$(30,032)

3.    DIVESTITURE OF OUR NORTH AMERICAN LEASING OPERATIONS

United States

On December 10, 2003, we entered into a definitive asset purchase agreement with GE, as amended by the First Amendment dated March 31, 2004 (the “U.S. Agreement”), to sell to GE certain of our assets and liabilities, solely in our capacity as successor to IOS Capital, LLC (“IOSC”), including, without limitation, servicing functions, facilities, systems, and processes relating to our U.S. leasing operations and to designate GE to be our preferred lease financing source in the U.S. The sale of such assets and liabilities pursuant to the U.S. Agreement was effective as of March 31, 2004, on which date GE entered into a five-year program agreement with us (the “U.S. Program Agreement,” and together with the U.S. Agreement, the “U.S. Transaction”) to provide for the funding of our lease originations in the U.S. During the initial five-year term of the U.S. Program Agreement, we will receive an origination fee on all new leases underwritten by GE and income from the sharing of gains on certain lease-end activities. In addition, we will receive a fee from GE for providing preferred services for lease generation in the U.S. (the “Preferred Fees”). The term of the U.S. Program Agreement may be renewed by us for a subsequent three or five year period during which we would be entitled to origination fees and income from the sharing of gains on certain lease-end activities, but not the Preferred Fees.

During fiscal 2004, we received from GE, $1,689,967 of proceeds from the U.S. Transaction, subject to final closing adjustments that may result from a closing balance sheet audit. We do not expect any material adjustments to result from the closing balance sheet audit. Immediately following the closing, GE repaid, on our behalf, $796,070 of outstanding balances under our U.S. asset securitization conduit financing agreements (the “U.S. Conduits”) from the proceeds of the U.S. Transaction. The proceeds from the U.S. Transaction and the repayment of the U.S. Conduits have been presented as if we made the repayment of the U.S. Conduits directly to the lenders as a financing activity in our consolidated statement of cash flows for fiscal 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During fiscal 2004, we incurred a loss of $12,125 from the U.S. Transaction resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the U.S. Transaction.

Canada

On March 31, 2004, IKON Office Solutions, Inc., an Ontario corporation and one of our wholly-owned subsidiaries (“IKON Canada”), entered into a definitive asset purchase agreement (the “Canadian Agreement”) with Heller Financial Canada, an affiliate of GE (“Heller”), to sell certain assets including, without limitation, servicing functions, facilities, systems, and processes relating to our Canadian leasing operations, and to designate Heller to be our preferred lease financing source in Canada. On June 30, 2004, Heller assigned its rights and obligations under the Canadian Agreement to GE VFS Canada Limited Partnership (“GE Canada”) by executing an Assignment and Amendment Agreement among Heller, GE Canada, IKON, and IKON Office Solutions Northern Ltd., a Northwest Territory corporation. The sale of such assets pursuant to the Canadian Agreement was effective as of June 30, 2004, on which date IKON, GE Canada, and IKON Office Solutions Northern Ltd. entered into a Canadian rider to the U.S. Program Agreement (the “Canadian Rider,” and together with the Canadian Agreement, the “Canadian Transaction”) to provide for the funding of our lease originations in Canada. During the initial five-year term of the Canadian Rider, we will receive an origination fee on all new leases underwritten by GE. The term of the Canadian Rider may be renewed by us for a subsequent three or five year period during which we would be entitled to origination fees.

On June 30, 2004, we received from GE, $159,181 of initial proceeds from the Canadian Transaction, subject to final closing adjustments, including, without limitation, the impact on proceeds from changes in the sold lease portfolio occurring between February 29, 2004 and June 30, 2004.

Immediately following the closing of the Canadian Transaction, GE repaid, on our behalf, $63,677 of outstanding balances under our Canadian asset securitization conduit financing agreement (the “Canadian Conduit”) from the proceeds of the Canadian Transaction. The proceeds from the Canadian Transaction and the repayment of the Canadian Conduit have been presented as if we made the repayment of the Canadian Conduit directly to the lender as a financing activity in our consolidated statement of cash flows for fiscal 2004.

During fiscal 2004, we recognized a gain of $698 from the Canadian Transaction resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the Canadian Transaction.

The U.S. and Canadian Transactions (collectively, the “Transactions”) qualify as a sale of business under the applicable accounting literature; however, due to our significant continuing involvement under the U.S. Program Agreement and the Canadian Rider, the sale of the U.S. and Canadian leasing businesses do not qualify as discontinued operations.

In addition to the repayment of the U.S. and Canadian Conduits, we will continue to use any additional proceeds from the Transactions to repay debt, repurchase shares, and invest in our growth initiatives.

Under the Transactions, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.     NOTES PAYABLE AND LONG-TERM DEBT

Notes Payable

Notes payable consisted of:

	September 30
	2004	2003
Notes payable to banks at average interest rate: 2004—5.65%; 2003—4.84%	$907	$3,962
Other notes payable at average interest rate: 2004—7.07%; 2003—10.00%	31	79

	$938	$4,041

Long-term Debt

Long-term corporate debt consisted of:

	September 30
	2004	2003
Bond issue at stated interest rate of 6.75%, net of discount (2004—$3,515; 2003—$3,587), due 2025, effective interest of 6.85%	$260,227	$260,155
Bond issue at stated interest rate of 6.75%, net of discount (2004—$2; 2003—$28), due 2004, effective interest rate of 6.76%	56,659	61,221
Bond issue at stated interest rate of 7.30%, net of discount (2004—$463; 2003—$470), due 2027, effective interest rate of 7.34%	94,537	94,530
Convertible subordinated notes at average interest rate of 5.00%, due 2007*	290,000
Notes payable at average interest rate of 7.25%, due 2008*	94,835
Sundry notes, bonds and mortgages at average interest rate (2004—5.76%; 2003—5.94%), due 2004—2006	5,200	6,550
Present value of capital lease obligations (gross amount: 2004—$2,790; 2003—$3,837)	2,484	3,049

	803,942	425,505
Less: current maturities	62,085	6,485

	$741,857	$419,020

Long-term debt supporting finance contracts and unsold residual value (“Non-Corporate Debt”) consisted of:

	September 30
	2004	2003
Convertible subordinated notes at average interest rate of 5.00%, due 2007*		$300,000
Notes payable at average interest rate of 9.75%, due 2004*		34,714
Notes payable at average interest rate of 7.25%, due 2008*		350,000
Lease-backed notes at average interest rate of 3.17% (2004) and 4.26% (2003), due 2004—2007	$683,086	1,563,215
Asset securitization conduit financing at average interest rate of 6.53% (2004) and 2.12% (2003), due 2004—2007	129,668	718,939
Notes payable to banks at average interest rate: 4.47% (2004) and 6.54% (2003), due 2004—2008	3,868	41,847
Debt supporting unsold residual value, imputed interest rate of 3.73%	46,187

	862,809	3,008,715
Less: current maturities	439,941	1,445,177

	$422,868	$1,563,538

*	On March 31, 2004, the convertible subordinated notes (the “Convertible Notes”) and the notes payable presented at September 30, 2003 were reclassified from Non-Corporate Debt to corporate debt as a result of the U.S. Transaction. The 9.75% notes payable due 2004 (the “2004 Notes”) were repaid during the third quarter of fiscal 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate debt and Non-Corporate Debt matures as follows:

Fiscal Year	Corporate Debt	Non-Corporate Debt
2005	$62,085	$439,941
2006	1,108	294,795
2007	290,571	81,886
2008	95,161
2009	180
2010—2027	354,837

The above table excludes the maturity of debt supporting unsold residual of $46,187 (see discussion below). Maturities of lease-backed notes are based on the contractual maturities of leases.

During fiscal 2004, we repurchased the following debt before its contractual maturity:

	Principal Amount Repurchased	Settlement Amount
Bond issue at rate of 6.75%, due 2004	$4,588	$4,730
Bond issue at rate of 9.75%, due 2004 Bond issue at rate of 7.25%, due 2008	7,500 255,165	7,628 282,611
Convertible Notes at stated rate of 5.00%, due 2007	10,000	10,300

	$277,253	$305,269

As a result of these repurchases and the termination of the U.S. Conduits and the $300,000 unsecured credit facility (the “Old Credit Facility”), we recognized a loss, including the write-off of unamortized costs, of $35,906, which is included in loss from early extinguishment of debt, in the consolidated statements of income for the year ended September 30, 2004.

In addition to the early extinguishment of $7,500 of the 2004 Notes during fiscal 2004, we repaid the outstanding $27,214 balance of the 2004 Notes upon maturity in June 2004. Prior to the third quarter of fiscal 2004, $32,714 was held in escrow to defease the outstanding balance of the 2004 Notes and was included in restricted cash on our balance sheet.

During fiscal 2003, we repurchased the following debt before its contractual maturity:

	Principal Amount Repurchased	Settlement Amount
Bond issue at rate of 9.75%, due 2004	$215,109	$233,442
Bond issue at rate of 6.75%, due 2004	63,751	65,357
Bond issue at rate of 6.75%, due 2025 Bond issue at rate of 7.30%, due 2027	36,258 20,000	29,191 16,425
Private placement debt, due 2005	55,000	61,327

	$390,118	$405,742

As a result of these repurchases, we recognized a loss, including the write-off of unamortized costs, of $19,187, which is included in loss from the early extinguishment of debt, in the consolidated statements of income for the year ended September 30, 2003.

During fiscal 2004 and 2003, we repaid $1,676,603 and $2,260,714 of debt supporting finance contracts and received $440,974 and $2,420,914, respectively, from the issuance of debt related instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2002, we issued $300,000 of Convertible Notes with an interest rate of 5.0%, which are due on May 1, 2007. The Convertible Notes can be converted into shares of our common stock at any time before maturity at a conversion price of $15.03 per share. Interest is paid on the Convertible Notes semi-annually.

In June 2003, we issued $350,000 of notes payable (the “2008 Notes”) with an interest rate of 7.25% (7.43% yield including the original issue discount), which mature on June 30, 2008. Interest is paid on the 2008 Notes semi-annually in June and December which began on December 30, 2003. During fiscal 2004, we early extinguished $255,165 of these notes as discussed above.

Interest paid on our corporate debt and Non-Corporate Debt was approximately $138,576, $222,903, and $207,978 for fiscal years 2004, 2003, and 2002, respectively.

Lease-Backed Notes

IKON Receivables Funding, LLC (“IRF”), a wholly-owned subsidiary, issued Series 2002-1 and 2003-1 lease-backed notes (the “Notes”) as described below:

Series	Notes	Issuance Date	Principal Issuance Amount	Principal Amount Outstanding at September 30, 2004	Interest Rate	Stated Maturity Date
2002-1	Class A-1	05/30/02	$171,000		2.044%	June 2003
	Class A-2	05/30/02	46,000		2.91%	February 2005
	Class A-3	05/30/02	266,400	$51,026	3.90%	October 2006
	Class A-4	05/30/02	151,400	151,400	4.68%	November 2009

		Sub-Total	634,800	202,426

2003-1	Class A-1	04/23/03	253,200		1.30813%	May 2004
	Class A-2	04/23/03	26,700		1.68%	November 2005
	Class A-3a	04/23/03	206,400	156,875	LIBOR + 0.24%	December 2007
	Class A-3b	04/23/03	206,400	156,875	2.33%	December 2007
	Class A-4	04/23/03	159,385	159,385	3.27%	July 2011

		Sub-Total	852,085	473,135

		Total	$1,486,885	$675,561

The Notes are secured by a segregated pool of assets (the “Asset Pool”) that includes a portfolio of chattel paper composed of leases, leases intended as security agreements and installment sales contracts that were acquired or originated by IOSC (the “Leases”), together with the equipment financing portion of each periodic rental payment due pursuant to the terms of each series of Notes. The Leases, including the security interest of IRF as the applicable issuer of the Notes (the “Issuer”) in the underlying equipment and other property related to the Leases (such equipment and property herein referred to as the “Equipment”) are referred to as “Lease Receivables.”

The Lease Receivables, including the Equipment, were transferred to the Issuer and the Lease Receivables were pledged by the Issuer to the applicable indenture trustee (the “Trustee”) in accordance with the terms of the assignment and servicing agreement applicable to each series of Notes. The Notes are secured solely by the Asset Pool and have no right, title, or interest in the Equipment. The sole source of funds available for payment of the Notes are the Asset Pool and any applicable reserve account established in accordance with each applicable indenture and financial guarantee insurance policy. The Trustee has no right, title, or interest in the residual values of any of the Equipment except to the extent of the Issuer’s limited security interest with respect to recoveries on non-performing Leases.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Notes bear interest from the related issuance date at the stated rates specified above. The variable rate 2003-1 Class A-3a Notes have been effectively fixed at 2.095% through interest rate swaps.

Prior to April 1, 2004, IOSC serviced the Leases. As a result of the U.S. Transaction, we entered into a sub-servicing agreement to delegate the servicing responsibilities to GE. The delegation of these responsibilities does not relieve us of our liabilities with respect thereto. We retain possession of the Leases and related files.

During fiscal 2004, GE assumed $261,355 of our lease-backed notes as part of the U.S. Transaction.

On December 28, 2001, we issued lease-backed notes (the “Other Notes”). The Other Notes have a stated maturity of September 15, 2008 and pay an average yield of 5.06%. The Other Notes are collateralized by a pool of office equipment leases or contracts and related assets (the “Other Leases”) acquired or originated by us (together with the equipment financing portion of each periodic lease or rental payment due under the Other Leases on or after the related transfer date) and all related casualty payments, retainable deposits, and termination payments. Payments on the Other Notes are made from payments on the Other Leases. The Other Notes have certain credit enhancement features available to noteholders, including a reserve account and an overcollateralization account. The Other Notes bear interest from the related issuance date. The variable rate Other Notes have been fixed at 4.180% through interest rate swaps.

Asset Securitization Conduit Financing Agreements – North America

Immediately following the closing of the U.S. and Canadian Transactions, GE repaid on our behalf, $796,070 and $63,677 of outstanding balances under our U.S. and Canadian Conduits, respectively, from the proceeds of the Transactions. The proceeds from the Transactions and the repayment of the U.S. and Canadian Conduits have been presented as if we made the repayments of the U.S. and Canadian Conduits directly to the lenders as a financing activity in our consolidated statement of cash flows for fiscal 2004. The U.S. and Canadian Conduits were terminated on March 31, 2004 and June 30, 2004, respectively.

Asset Securitization Conduit Financing Agreements – United Kingdom

During the fourth quarter of fiscal 2004, IKON Capital PLC, our leasing subsidiary in the United Kingdom, terminated our existing revolving asset securitization conduit financing agreement in the United Kingdom (the “Old U.K. Conduit”) and replaced it with a new revolving asset securitization conduit financing agreement (the “New U.K. Conduit,” collectively with the Old U.K. Conduit, the “U.K. Conduits”) with a new lender and terms similar to those of the Old U.K. Conduit. As of September 30, 2004, we had approximately $24,788 available under the New U.K. Conduit. During fiscal 2004, we borrowed $134,123 and repaid $139,253 in connection with the U.K. Conduits. During fiscal 2003, we borrowed $11,715 and repaid $2,343 in connection with the Old U.K. Conduit. During the third quarter of fiscal 2005, we received a waiver to our New U.K. Conduit to provide us with an extension to the deadline by which we must deliver to the lender certain items required under the New U.K. Conduit, including our financial statements for the second quarter of fiscal year 2005, in order to allow us to complete the review of our billing controls and reserve practices for our trade accounts receivable (see Note 2).

Debt Supporting Unsold Residual Value

Due mainly to certain provisions within our agreements with GE and other lease syndicators, which do not allow us to recognize the sale of the residual value on leases originated on IKON Lease Paper (primarily state and local government contracts), we must keep the present value of the residual value of those leases on our balance sheet. A corresponding amount of debt is recorded representing the cash received from GE and the syndicators for the residual value. As of September 30, 2004, the residual value and corresponding debt

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was $31,522. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have amounted to $502 on a cumulative basis. The net book value of the combined lease portfolio as of September 30, 2004 was approximately $3,157,000.

In addition, we transferred $14,665 of lease receivables to GE for which we have retained all of the risks of ownership. A corresponding amount of debt is recorded representing the cash received from GE for these receivables.

During fiscal 2004, we recorded $46,187 of debt related to $45,548 of unsold residual value and the present value of the remaining lease receivables that remained on our balance sheet. During fiscal 2004, we imputed interest at our average borrowing rate of 3.73% and recorded $639 of interest expense related to this debt. Upon the end of the lease term or repurchase of the lease, whichever comes first, we will reverse the unsold residual value and related debt as the underlying leases mature and any differential will be recorded as a gain on the extinguishment of debt.

Capital Lease Obligations

Capital lease obligations and mortgages are collateralized by property and equipment that had a net book value of $2,485 at September 30, 2004.

Credit Facility

As of March 31, 2004, we terminated our Old Credit Facility and, on July 28, 2004, we entered into a $200,000 secured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility provides the availability of revolving loans, with certain sub-limits, and provides support for letters of credit to us and our subsidiaries. The amount of credit available under the Credit Facility is reduced by open letters of credit. The amount available under the Credit Facility for borrowings or additional letters of credit was $165,911 at September 30, 2004. The Credit Facility is secured by our accounts receivable and inventory, the stock of our first-tier domestic subsidiaries, 65% of the stock of our first-tier foreign subsidiaries, and all of our intangible assets. All security interests pledged under the Credit Facility are shared with the holders of our 2008 Notes. During fiscal 2004, we filed a Form 15 to deregister the 2008 Notes with the U.S. Securities and Exchange Commission.

The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental core business changes, investments and acquisitions, mergers, certain transactions with affiliates, creations of liens, asset transfers, payments of dividends, intercompany loans, and certain restricted payments. The Credit Facility does not, however, limit our ability to continue to securitize lease receivables. The Credit Facility matures on March 1, 2008, but is subject to certain early maturity events in November 2006, January 2007, and April 2007 if our Convertible Notes have not been converted to equity or refinanced and minimum liquidity is not met as of such dates. Minimum liquidity is defined as having sufficient cash, including any unused capacity under the Credit Facility, to repay the balance of the Convertible Notes plus an additional $100,000. The Credit Facility contains certain financial covenants relating to: (i) our corporate leverage ratios; (ii) our consolidated interest coverage ratio; (iii) our consolidated asset coverage ratio; (iv) our consolidated net worth ratios; (v) limitations on our capital expenditures; and (vi) limitations on additional indebtedness and liens. Under the terms of the Credit Facility, share repurchases are permitted in an aggregate amount not to exceed $250,000 during the period of July 28, 2004 through March 1, 2008. From July 28, 2004 through September 30, 2005, share repurchases are permitted in an aggregate amount not to exceed $150,000. Beginning on October 1, 2005, we will be permitted to repurchase (a) shares and pay dividends in an aggregate annual amount not to exceed 50% of our annual net income, plus (b) that portion of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the $150,000 allowance that we did not utilize prior to October 1, 2005. As of September 30, 2004, $50,945 of the $150,000 allowance was utilized. Additionally, the Credit Facility contains default provisions customary for facilities of this type. Failure to comply with any material provision of the Credit Facility could have a material adverse effect on our liquidity, financial position, and results of operations. During the third quarter of fiscal 2005, we entered into a consent (the “Consent”) to our Credit Facility to provide us with an extension to the deadline by which we must deliver to the lenders certain items required under the Credit Facility, including our financial statements for the second quarter of fiscal year 2005, in order to allow us to complete the review of our billing controls and reserve practices for our trade accounts receivable (see Note 2).

Letters of Credit

We have certain commitments available to us in the form of lines of credit and standby letters of credit. As of September 30, 2004, we had $180,247 available under lines of credit, including the $165,911 available under the Credit Facility and had open standby letters of credit totaling $35,661. These letters of credit are primarily supported by the Credit Facility. All letters of credit expire within one year.

5.    ACCOUNTS RECEIVABLE

Trade accounts receivable are recorded when revenue is recognized in accordance with our revenue recognition policy discussed in Note 1. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable balance based on our historical experience, in addition to any credit matters we are aware of with specific customers. The allowance is reviewed monthly to ensure that there is a sufficient reserve to cover any potential write-offs. Account balances are charged off against the allowance when we feel it is probable the receivable will not be collected. Accounts receivable, net of allowances, consisted of the following at September 30:

	Restated 2004	Restated 2003
Trade receivables from GE, including amounts unbilled	$215,740
Trade receivables from other customers	423,095	$391,901

Total trade receivables	638,835	391,901
Other	89,799	110,074

	$728,634	$501,975

The following are the changes in the allowance for doubtful accounts during the fiscal years ended September 30, 2004, 2003, and 2002 (as restated):

September 30	Balance at Beginning of Year	Charged to Expense	Write-offs, Net of Recoveries	Balance at End of Year
2004	$6,894	$7,642	$7,312	$7,224
2003	10,278	8,437	11,821	6,894
2002	19,420	3,520	12,662	10,278

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    FINANCE RECEIVABLES

Our wholly-owned finance subsidiaries are engaged in purchasing office equipment and leasing the equipment to customers under direct financing leases.

Components of finance receivables, net, are as follows:

	September 30
	2004	2003
Gross receivables	$1,203,785	$3,907,201
Unearned income	(197,559)	(797,828)
Unguaranteed residuals	210,981	525,098
Lease default reserve	(6,446)	(58,477)

Finance receivables	1,210,761	3,575,994
Less: current portion	457,615	1,205,122

Long-term finance receivables	$753,146	$2,370,872

The lease default balance at September 30, 2004 of $6,446 relates to our European lease portfolio.

As a result of the Transactions discussed in Note 3, we sold $2,027,832 of our finance receivables related to IOSC and IKON Canada to GE during fiscal 2004. Under the Transactions, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables. In addition, during fiscal 2004 we sold $383,381 of our finance receivables to GE and other syndicators in other transactions as discussed in Note 7.

At September 30, 2004, future minimum payments to be received under direct financing leases for each of the succeeding fiscal years are as follows: 2005—$469,172; 2006—$378,842; 2007—$243,813; 2008—$85,207; 2009—$22,232; and thereafter—$4,518.

Our U.S. Conduits were terminated upon execution of the U.S. Transaction on March 31, 2004 (see Notes 3 and 4 for further detail regarding the U.S. Conduits). During fiscal 2004 and 2003, we entered into revolving asset securitization transactions whereby we pledged or transferred $361,952 and $998,691, respectively, of finance receivables for $306,134 and $840,027, respectively, in cash.

Our Canadian Conduit was terminated upon execution of the Canadian Transaction on June 30, 2004 (see Notes 3 and 4 for further detail regarding the Canadian Conduit). During fiscal 2004 and 2003, we entered into revolving asset securitization transactions whereby we pledged or transferred $14,278 and $47,182, respectively, of finance receivables for $12,136 and $41,027, respectively, in cash.

During fiscal 2004, IKON Capital PLC terminated the Old U.K. Conduit and replaced it with the New U.K. Conduit, with a new lender and terms similar to those of the prior agreement. The New U.K. Conduit, which allows us to receive up to the British Pound Sterling equivalent of $153,323 of cash, was structured as a revolving asset securitization agreement so that as collections reduce previously pledged or transferred interests in the leases, additional leases can be pledged or transferred up to the above amount. As of September 30, 2004, we pledged or transferred $152,274 in financing lease receivables as collateral for the outstanding New U.K. Conduit balance of $128,536. As of September 30, 2003, we pledged or transferred $145,489 in financing lease receivables as collateral for the outstanding Old U.K. Conduit balance of $124,683.

As of September 30, 2004, IKON Capital PLC had approximately $24,788 available under the New U.K. Conduit. The New U.K. Conduit names IKON Capital PLC as the initial servicer of the lease portfolios.

All of our Conduits contain overcollateralization provisions and, therefore, the cash we received on the Transactions was less than the amount of finance receivables we pledged.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments to be received under operating leases for each of the succeeding fiscal years are as follows: 2005—$17,525; 2006—$14,821; 2007—$12,002; 2008—$7,116; 2009—$2,826; and thereafter—$1,294.

7.    SALE OF LEASE RECEIVABLES

Under the U.S. Program Agreement, the Canadian Rider, and agreements with other syndicators, from time-to-time we may sell customer lease receivables. We do not expect to retain interests in these assets. Gains or losses on the sale of these lease receivables depend in part on the previous carrying amount of the financial assets involved in the transfer. We estimate fair value based on the present value of future expected cash flows using management’s best estimates. As these same assumptions are used in recording the lease receivables, and sale of the lease receivables occurs shortly thereafter, management anticipates that in most instances, book value is expected to approximate fair value.

During fiscal 2004, we sold lease receivables totaling $383,381 for cash proceeds in transactions to GE and other syndicators. In those transactions, we will not retain any interest in the assets. No material gain or loss resulted from these transactions.

8.    UNSOLD RESIDUAL VALUE

Due mainly to certain provisions within our agreements with GE and other lease syndicators, which do not allow us to recognize the sale of the residual value on leases originated on IKON Lease Paper (primarily state and local government contracts), we must keep the present value of the residual value of those leases on our balance sheet. A corresponding amount of debt is recorded representing the cash received from GE and the syndicators for the residual value. As of September 30, 2004, the residual value and corresponding debt was $31,522. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have amounted to $502 on a cumulative basis. The net book value of the combined lease portfolio as of September 30, 2004 was approximately $3,157,000.

In addition, we transferred $14,665 of lease receivables to GE for which we have retained all of the risks of ownership. A corresponding amount of debt is recorded representing the cash received from GE for these receivables.

During fiscal 2004, we recorded $46,187 of debt related to $45,548 of unsold residual value and the present value of the remaining lease receivables that remained on our balance sheet. Refer to Note 4 for further discussions relating to the debt supporting the unsold residual value.

9.    PROPERTY AND EQUIPMENT

Property and equipment, at cost, consisted of:

	September 30
	2004	2003
Land	$1,638	$1,106
Buildings and leasehold improvements	59,642	64,768
Production equipment	44,424	42,480
Furniture and office equipment	210,407	205,268
Capitalized software	169,810	163,248

	485,921	476,870
Less: accumulated depreciation	321,789	299,178

	$164,132	$177,692

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    GOODWILL

Goodwill associated with our reporting segments was:

	IKON North America	IKON Europe	Total
Goodwill at September 30, 2003	$943,973	$314,403	$1,258,376
Translation adjustment	5,165	23,023	28,188

Goodwill at September 30, 2004	$949,138	$337,426	$1,286,564

Changes in the goodwill balance since September 30, 2003 are attributable to foreign currency translation adjustments.

As of September 30, 2004, we had no intangible assets other than goodwill except those related to our defined benefit plans.

11.    LEASES

Equipment acquired under capital leases is included in property and equipment in the amount of $5,889 and $6,211 in fiscal 2004 and 2003, respectively, and the related amounts of accumulated amortization are $3,597 and $2,939 in fiscal 2004 and 2003, respectively. Related obligations are in long-term debt and related amortization is included in depreciation.

At September 30, 2004, future minimum lease payments under noncancelable operating leases with initial or remaining terms of more than one year for each of the succeeding fiscal years are as follows: 2005—$109,081; 2006—$82,685; 2007—$64,816; 2008—$39,100; 2009—$26,791; and thereafter—$63,654.

Total rental expense was $93,434, $100,233, and $110,690 in fiscal 2004, 2003, and 2002, respectively.

In fiscal 2003, we entered into a sale-leaseback transaction with respect to our corporate offices in Malvern, Pennsylvania. The building had a net book value of $18,451 and was sold for $22,300. We entered into a ten year operating lease for the building with a third party. The gain from the sale-leaseback was deferred and will be amortized as a reduction of rental expense over the life of the operating lease agreement. At September 30, 2004, we had $2,343 of deferred gain recorded in the consolidated balance sheets.

12.    CONTINGENCIES

We are involved in a number of environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws. Uncertainties about the status of laws and regulations, technology and information related to individual sites, including the magnitude of possible contamination, the timing and extent of required corrective actions and proportionate liabilities of other responsible parties, make it difficult to develop a meaningful estimate of probable future remediation costs. While the actual costs of remediation at these sites may vary from management’s estimate because of these uncertainties, we had accrued balances, included in other long-term liabilities in our consolidated balance sheets, of $7,928 and $7,913 as of September 30, 2004 and September 30, 2003, respectively, for our environmental liabilities, and the accrual is based on management’s best estimate of the aggregate environmental exposure. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, and any studies performed for a site. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect additional technical and legal information that becomes available. After consideration of the defenses available to us, the accrual for such exposure, insurance coverage, and other responsible parties, management does not believe that its obligations to remediate these sites would have a material adverse effect on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accruals for such environmental liabilities are reflected in the consolidated balance sheets as part of other accrued liabilities. We have not recorded any potential third party recoveries. We are indemnified by an environmental contractor performing remedial work at a site in Bedford Heights, Ohio. The contractor has agreed to indemnify us from cost overruns associated with the plan of remediation. Further, we have cost-sharing arrangements in place with other potentially responsible parties at sites located in Barkhamsted, Connecticut and Rockford, Illinois. The cost-sharing agreement for the Barkhamsted, Connecticut site relates to apportionment of expenses associated with non-time critical removal actions and operation and maintenance work, such as capping the landfill, maintaining the landfill, fixing erosion rills and gullies, maintaining site security, maintaining vegetative growth on the landfill cap, and groundwater monitoring. Under the agreement, we and other potentially responsible parties agreed to reimburse Rural Refuse Disposal District No. 2, a Connecticut Municipal Authority, for 50% of these costs. We currently pay a 4.54% share of these costs. The cost-sharing arrangement for the Rockford, Illinois site relates to apportioning the costs of a Remedial Investigation/Feasibility Study and certain operation and maintenance work, such as fencing the site, removing waste liquids and sludges, capping a former surface impoundment and demolishing certain buildings. Under this arrangement, we pay 5.12% of these costs.

During fiscal 2004 and 2003, we did not incur any costs for environmental capital projects, but incurred various costs in conjunction with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations. For the fiscal years ending September 30, 2004, 2003, and 2002, these costs were $406, $498, and $2,436, respectively. All costs were charged against the related environmental accrual. We will continue to incur expenses in order to comply with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations.

We have an accrual related to black lung and workers’ compensation liabilities relating to the operations of a former subsidiary, Barnes & Tucker Company (“B&T”). B&T owned and operated coal mines throughout Pennsylvania. We sold B&T in 1986. In connection with the sale, we entered into a financing agreement with B&T whereby we agreed to reimburse B&T for 95% of all costs and expenses incurred by B&T for black lung and workers’ compensation liabilities, until said liabilities were extinguished. From 1986 through 2000, we reimbursed B&T in accordance with the terms of the financing agreement. In 2000, B&T filed for bankruptcy protection under Chapter 11. The bankruptcy court approved a plan of reorganization that created a black lung trust and a workers’ compensation trust to handle the administration of all black lung and worker’s compensation claims relating to B&T. We now reimburse the trusts for 95% of the costs and expenses incurred by the trusts for black lung and workers’ compensation claims. As of September 30, 2004 and 2003, our accrual for black lung and workers’ compensation liabilities related to B&T was $12,384 and $15,515, respectively, and was reflected in the consolidated balance sheets as part of other long-term liabilities.

We received notice of possible additional taxes due related to international matters. We believe they will not materially affect our consolidated financial statements.

We recognize certain guarantees in accordance with FASB Interpretation No. 45. Accordingly, we recognize a liability related to guarantees for the fair value, or market value, of the obligation we assume.

As a result of the U.S. Transaction, we agreed to indemnify GE with respect to certain liabilities that may arise in connection with business activities that occurred prior to the completion of the U.S. Transaction or that may arise in connection with leases sold to GE under the U.S. Program Agreement. If GE were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, we would be required to reimburse GE for the full amount of GE’s damages; provided, that for certain successful claims, we would only be required to reimburse GE for damages in excess of $20,000, but not to exceed, in the aggregate, $2,000,000. These indemnification obligations generally relate to recourse on different types of lease receivables sold to GE that could potentially become uncollectible. In the event that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

all lease receivables for which we have indemnified GE become uncollectible, the maximum potential loss we could incur as a result of these indemnifications at September 30, 2004 was $297,387. Based on our analysis of historical losses for these types of leases, we had recorded reserves totaling approximately $499 at September 30, 2004. The equipment leased to the customers related to the above indemnifications represents collateral which we would be entitled to recover and could be remarketed by us. No specific recourse provisions exist with other parties related to assets sold under the U.S. Program Agreement.

We guarantee an industrial revenue bond in Covington, Tennessee relating to The Delfield Company, a former subsidiary of Alco Standard (our predecessor company). This bond matures in full on September 1, 2006. We have not accrued any liability with respect to this guarantee based on our analysis of the guaranteed party’s ability and intent to make payment or refinance the bond. In the event the guaranteed party defaults on the bond, we would be required under the agreement to make payment to the lender. As of September 30, 2004, the maximum amount that we would be required to pay the lender is $3,150.

There are other contingent liabilities for taxes, guarantees, other lawsuits, and various other matters occurring in the ordinary course of business. On the basis of information furnished by counsel and others, and after consideration of the defenses available to us and any related reserves and insurance coverage, management believes that none of these other contingencies will materially affect our consolidated financial statements.

13.    SHAREHOLDERS’ EQUITY

We have in place a rights agreement (“Rights Plan”) which expires on June 18, 2007 and provides holders of our common stock with rights to purchase, at an exercise price of $204.00, 1/100th of a share of our Series 12 Preferred Stock, in an amount equivalent to the number of shares of our common stock held by such holder (individually, a “Right,” and collectively, the “Rights”).

The Rights Plan provides that the Rights will be exercisable and will trade separately from shares of our common stock only if a person or group acquires beneficial ownership of 15% or more of the shares of our common stock or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the shares of our common stock (a “Flip-in Event”). Only when a Flip-in Event occurs will shareholders receive certificates for the Rights.

If any person actually acquires 15% or more of the shares of common stock, other than through a tender or exchange offer for all shares of common stock that provides a fair price and other terms for such shares, or if a 15% or more shareholder engages in certain “self-dealing” transactions or engages in a merger or other business combination in which we survive and shares of our common stock remain outstanding, the other shareholders will be able to exercise the Rights and buy shares of our common stock having twice the value of the exercise price of the Rights. The Rights Plan allows shareholders, upon action by a majority of the Continuing Directors (Continuing Directors are, in general, directors who were members of the Board of Directors prior to a Flip-in Event), to exercise their Rights for 50% of the shares of common stock otherwise purchasable upon surrender to us of the Rights.

The Board of Directors can redeem the Rights for $.01 per Right and the Rights may only be redeemed by majority vote of the Continuing Directors.

The Rights, in general, may be redeemed at any time prior to the tenth day following public announcement that a person has acquired a 15% ownership position in shares of our common stock.

In March 2004, the Board of Directors authorized the repurchase of up to $250,000 of our outstanding shares of common stock (the “2004 Plan”), superceding the fiscal 2000 share repurchase authorization. During fiscal 2004, we repurchased 6,741 shares of our outstanding stock for $77,574, leaving $172,426 remaining under the 2004 Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share from continuing operations:

	September 30
	Restated 2004	Restated 2003	Restated 2002
Numerator:
Numerator for basic earnings per common share—income from continuing operations	$88,309	$127,406	$155,508
Effect of dilutive securities:
Interest expense on Convertible Notes, net of taxes of: 2004—$5,596; 2003—$5,662; 2002—$2,159	9,228	9,338	3,636

Numerator for diluted earnings per common share—net income	$97,537	$136,744	$159,144

Denominator:
Denominator for basic earnings per common share—weighted average common shares	146,634	145,216	143,178
Effect of dilutive securities:
Convertible Notes	19,726	19,960	7,711
Employee stock options	329	304	3,725
Employee stock awards	2,593	2,322	470

Dilutive potential common shares	22,648	22,586	11,906
Denominator for diluted earnings per common share—adjusted weighted average common shares and assumed conversions	169,282	167,802	155,084

Basic earnings per common share from continuing operations	$0.60	$0.88	$1.09

Diluted earnings per common share from continuing operations	$0.58	$0.81	$1.03

We account for the effect of the Convertible Notes in the diluted earnings per common share calculation using the “if converted” method. Under that method, the Convertible Notes are assumed to be converted to shares (weighted for the number of days outstanding in the period) at a conversion price of $15.03 and interest expense, net of taxes, related to the Convertible Notes is added back to net income.

Options to purchase 5,110, 8,098, and 6,327 shares of common stock were outstanding during fiscal 2004, 2003, and 2002, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

For additional disclosures regarding employee stock options, see Note 19.

15.    TAXES ON INCOME

Provision for income taxes:

	Fiscal Year Ended September 30
	Restated 2004		Restated 2003		Restated 2002
	Current	Deferred	Current	Deferred	Current	Deferred
Federal	$292,937	$(268,799)	$(9,338)	$66,692	$10,549	$67,293
Foreign	5,525	(2,721)	7,005	4,217	4,923	(45)
State	20,967	(20,609)	1,069	5,339	(217)	4,868

Taxes on income	$319,429	$(292,129)	$(1,264)	$76,248	$15,255	$72,116

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of deferred income tax assets and liabilities were as follows:

	September 30
	Restated 2004	Restated 2003
Deferred tax liabilities:
Depreciation and lease income recognition	$279,626	$793,245

Total deferred tax liabilities	279,626	793,245
Deferred tax assets:
Accrued liabilities, accounts receivable and inventory	132,360	186,188
Net operating loss carryforwards	45,090	225,835
Tax credit carryforwards	1,237	15,413
Other	2,620	1,874

Total deferred tax assets	181,307	429,310
Valuation allowance	24,291	55,171

Net deferred tax assets	157,016	374,139

Net deferred tax liabilities	$122,610	$419,106

The overall reduction of the net deferred tax liabilities was primarily associated with exiting of our North American leasing operations described in Note 3. The tax basis in both the assets that were disposed of in the Transactions and the retained U.S. lease portfolio was lower than the book basis primarily due to accelerated depreciation claimed for tax purposes. Therefore, the sale of the assets as well as the runoff of the retained U.S. lease portfolio will result in a reduction to the deferred tax liabilities resulting in increased income tax payments.

Net operating loss carryforwards consist primarily of state carryforwards of $336,019, principally expiring in fiscal 2005 through 2023 and foreign carryforwards of $87,567, expiring in fiscal 2005 through 2014.

We recorded a tax benefit of $21,340 during fiscal 2004, associated with the reversal of valuation allowances as a result of the tax gain generated by the U.S. Transaction, described in Note 3, which will allow for utilization of the state net operating loss carryforwards during fiscal 2004 and fiscal 2005.

We recorded a tax benefit of $6,123 during fiscal 2004, associated with the reversal of valuation allowances as a result of improved financial performance achieved by our Canadian operations which will allow for utilization of the Canadian net operating loss carryforwards prior to expiration dates in future periods.

During 2004, we recorded a valuation allowance of $4,222 against net operating losses generated in France and Mexico.

During 2004, $7,639 of deferred tax assets, primarily representing net operating loss carryforwards and tax credits, were reversed, as they could no longer be utilized. This had no impact on our effective tax rate as the amounts were offset by valuation allowances.

We recorded additional tax expense of $10,345 from a combination of recording additional reserves for state tax exposures and settling tax audits.

Pre-tax income from domestic and foreign operations was $93,892 and $17,102, respectively, in fiscal 2004, $168,126 and $29,965, respectively, in fiscal 2003, and $220,516 and $14,900, respectively, in fiscal 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of income tax expense at the U.S. federal statutory income tax rate to actual income tax expense is as follows:

	Fiscal Year Ended September 30
	Restated 2004	Restated 2003	Restated 2002
Tax at statutory rate	$38,848	$69,332	$82,395
State income taxes, net of U.S. federal tax benefit	4,949	4,862	4,899
Net increase in tax reserves	10,345
Valuation allowance changes	(23,241)	2,486	371
Foreign including credits	(1,423)	(231)	(1,649)
Other	(2,178)	(1,465)	1,355

	$27,300	$74,984	$87,371

Net income tax payments (refunds) were $356,374, $(1,758), and $(375) in fiscal 2004, 2003, and 2002, respectively.

Undistributed earnings of our foreign subsidiaries were approximately $131,600 at September 30, 2004. Those earnings are considered to be indefinitely reinvested and, therefore, no provision has been recorded for U.S. federal and state income taxes.

16.    SEGMENT REPORTING

We report information about our operating segments according to the way management organizes the segments within the enterprise for making operating decisions and assessing performance. Under SFAS 131, our reportable segments are IKON North America (“INA”) and IKON Europe (“IE”). The INA and IE segments provide copiers, printers, color solutions, and a variety of document management service capabilities through Enterprise Services. These segments also include our captive finance subsidiaries in North America (including those now divested) and Europe, respectively.

Other included our technology education and telephony businesses. In the fourth quarter of fiscal 2001, we made a decision to exit these businesses. All actions related to the exit of these businesses were substantially completed by the end of the first quarter of fiscal 2002. The results of operations of technology education and telephony are included through their respective disposition dates. Accordingly, during fiscal 2004 and fiscal 2003, we had no remaining businesses included in the Other segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1. The table below presents segment information from continuing operations for the fiscal years ended September 30, 2004, 2003, and 2002:

	IKON North America	IKON Europe	Other	Corporate and Eliminations	Total
Year Ended September 30, 2004 (as restated)
Net sales	$1,708,470	$280,294			$1,988,764
Services	2,076,981	226,572			2,303,553
Finance income	247,568	25,823			273,391
Finance interest expense	82,178	7,238			89,416
Operating income (loss)	560,209	25,286		$(382,913)	202,582
Interest expense, net				(48,059)	(48,059)
Income before taxes					118,617
Year Ended September 30, 2003 (as restated)
Net sales	$1,736,350	$253,495			$1,989,845
Services	2,075,202	207,916			2,283,118
Finance income	365,264	22,929			388,193
Finance interest expense	141,912	6,160			148,072
Operating income (loss)	569,968	25,829		$(322,629)	273,168
Interest expense, net				(49,031)	(49,031)
Income before taxes					204,950
Year Ended September 30, 2002 (as restated)
Net sales	$1,867,081	$265,465	$4,135		$2,136,681
Services	2,167,791	160,818	7,282		2,335,891
Finance income	354,435	20,486			374,921
Finance interest expense	151,372	6,519			157,891
Restructuring reserve reversal	3,527	64	1,442	$587	5,620
Operating income (loss)	616,326	23,139	(1,752)	(336,226)	301,487
Interest expense, net				(54,203)	(54,203)
Income before taxes					247,284

As part of the e-IKON implementation that began during fiscal 2002, the balance sheets of certain locations that were previously reported in the INA segment have been combined with the Corporate balance sheet. As a result, their assets and expenditures for fixed assets are included in Corporate and Eliminations in the table below. This presentation is consistent with the way management organizes our segments for making operating decisions within our business. As other regions are converted through the e-IKON initiative, they will also be managed on the integrated system and be included in Corporate and Eliminations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of segment assets, depreciation expense, and expenditures for fixed assets to consolidated assets, depreciation expense, and expenditures for fixed assets for the years ended September 30, 2004, 2003, and 2002 is as follows:

	IKON North America	IKON Europe	Other	Corporate and Eliminations	Total
Year Ended September 30, 2004 (as restated)
Segment assets	$1,798,332	$843,676		$1,876,405	$4,518,413
Depreciation expense	44,182	8,240		29,472	81,894
Expenditures for fixed assets from continuing operations	52,474	9,916		27,794	90,184
Year Ended September 30, 2003 (as restated)
Segment assets	$4,279,252	$774,829	$25	$1,546,501	$6,600,607
Depreciation expense	59,517	7,337		34,117	100,971
Expenditures for fixed assets from continuing operations	61,219	10,035		53,107	124,361
Year Ended September 30, 2002 (as restated)
Segment assets	$4,320,341	$734,786	$410	$1,341,781	$6,397,318
Depreciation expense	89,311	6,624	158	15,881	111,974
Expenditures for fixed assets from continuing operations	91,415	13,451		73,848	178,714

Our INA segment assets at September 30, 2004, decreased significantly compared to September 30, 2003 as a result of the Transactions.

The following is revenue from continuing operations and long-lived asset information by geographic area for the years ended and as of September 30:

	Restated 2004	Restated 2003	Restated 2002
Revenues
United States	$3,799,004	$3,949,061	$4,191,958
United Kingdom	361,883	339,425	322,050
Canada	213,402	199,950	174,106
Other	191,419	172,720	159,379

	$4,565,708	$4,661,156	$4,847,493

	Restated 2004	Restated 2003	Restated 2002
Long-Lived Assets
United States	$1,164,372	$1,103,331	$1,118,394
United Kingdom	288,319	267,525	252,948
Canada	148,457	133,886	141,812
Other	95,264	95,361	88,773

	$1,696,412	$1,600,103	$1,601,927

Long-lived assets consist of equipment on operating leases, net property and equipment, goodwill, and other assets. Long-term receivables in the amount of $3,609, $6,034, and $3,138 in fiscal 2004, 2003, and 2002, respectively, have been included in other assets on the consolidated balance sheets, but are excluded from total long-lived assets above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    PENSION AND STOCK PURCHASE PLANS

We sponsor defined benefit pension plans for the majority of our employees. The benefits generally are based on years of service and compensation. We fund at least the minimum amount required by government regulations.

The components of net periodic pension cost for the company-sponsored defined benefit pension plans are:

	Fiscal Year Ended September 30
	2004		2003		2002
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Service cost	$28,898	$4,107	$24,406	$3,332	$21,704	$3,047
Interest cost on projected benefit obligation	30,327	3,159	28,496	2,462	25,450	1,984
Expected return on assets	(24,037)	(2,911)	(21,683)	(2,575)	(28,122)	(2,713)
Amortization of net obligation		710	(1,252)	352	(1,248)	4
Amortization of prior service cost	566	5	566		1,475
Recognized net actuarial loss (gain)	10,030	175	3,720	14	(2,579)
Amortization of transition amount		36

Net periodic pension cost	$45,784	$5,281	$34,253	$3,585	$16,680	$2,322

Assumptions used to determine net periodic benefit cost for the company-sponsored defined benefit pension plans were:

	Fiscal Year Ended September 30
	2004		2003		2002
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Weighted average discount rates	6.0%	5.7%	7.2%	6.4%	7.2%	6.0%
Rates of increase in compensation levels	3.0	4.0	4.0	4.0	4.0	4.0
Expected long-term rate of return on assets	8.5	8.0	8.5	7.6	8.5	7.7

Assumptions used to determine benefit obligation as of the end of each fiscal year for the company-sponsored defined benefit pension plans were:

	Ended September 30
	2004		2003		2002
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Weighted average discount rates	6.3%	5.8%	6.0%	5.7%	7.2%	5.8%
Rates of increase in compensation levels	3.0	4.0	3.0	4.0	4.0	4.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The funded status and amounts recognized in the consolidated balance sheets for the company-sponsored defined benefit pension plans were:

	September 30
	2004		2003
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$514,219	$50,083	$398,278	$39,086
Service cost	28,898	4,107	24,406	3,332
Interest cost	30,327	3,159	28,496	2,462
Amendments			(5,233)
Actuarial (gain) loss	(30,683)	695	87,276	3,997
Benefits paid	(18,211)	(1,103)	(19,004)	(1,449)
Special termination benefits	283
Translation adjustment		5,348		2,655

Benefit obligation at end of year	$524,833	$62,289	$514,219	$50,083

Change in Plan Assets
Fair value of plan assets at beginning of year	$251,263	$32,911	$235,733	$32,816
Actual return on plan assets	38,440	4,047	(922)	(2,401)
Employer contribution	92,569	4,931	35,456	1,540
Plan participant contributions		364		338
Benefits paid	(18,211)	(1,103)	(19,004)	(1,449)
Translation adjustment		3,620		2,067

Fair value of plan assets at end of year	$364,061	$44,770	$251,263	$32,911

Funded status	$(160,772)	$(17,519)	$(262,956)	$(17,172)
Unrecognized net actuarial loss	120,446	16,113	175,562	18,380
Unrecognized prior service cost	3,465	922	4,032	68

Net amount recognized	$(36,861)	$(484)	$(83,362)	$1,276

Amounts recognized on the consolidated balance sheet
Accrued benefit obligation	$(103,600)	$(12,936)	$(207,625)	$(953)
Prepaid pension benefit	24,993	3,480	47,491	2,229
Intangible asset	3,465	853	4,032
Accumulated other comprehensive loss	38,281	8,119	72,740

Net amount recognized	$(36,861)	$(484)	$(83,362)	$1,276

In fiscal 2004 and fiscal 2003 there was a (decrease) increase to the minimum pension liability in the U.S. Plans included in other comprehensive income of $(34,459) and $70,295, respectively. In fiscal 2004 there was an increase to the minimum pension liability to the Non-U.S. Plans included in other comprehensive income of $8,119.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Substantially all of the plan assets at September 30, 2004, were invested in listed stocks and bonds. At September 30, 2004, our U.S. Plans had investments in our common stock having a fair value of $28,031. As of September 30, 2004 and 2003, our plans’ assets were allocated as follows:

	September 30
	2004		2003
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Percentage of Plan Assets
Equity securities	81%	76%	67%	75%
Debt securities	16	17	23	19
Other	3	7	10	6

	100%	100%	100%	100%

The primary objective underlying the pension plans’ investment policy is to ensure that the assets of the plans are invested in a prudent manner to meet the obligations of the plans as these obligations come due. The investment policy and the associated investment practices must comply with all applicable laws and regulations.

The investment policy establishes strategic asset allocation percentage targets and appropriate benchmarks for each significant asset class to obtain a prudent balance between risk and return. The interaction between plan assets and benefit obligations is periodically reviewed to assist in the establishment of strategic asset allocation targets. Our current asset allocation targets are to have 70%-85% in equity securities, 13%-23% in debt securities, and 2%-8% in alternate investments.

The investment policy is based on an expectation that equity securities will outperform debt securities over the long-term. Accordingly, in order to maximize the return on assets, a majority of assets are invested in equity securities. Equity investments with dissimilar expected rates of return, return volatility, and correlation of returns are utilized to reduce risk by providing diversification relative to equities. Investments within the other asset classes are also diversified to further reduce the impact of losses in any particular investment.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $524,833, $467,661, and $364,061, respectively, at September 30, 2004 and $514,219, $458,888, and $251,263, respectively, at September 30, 2003, for the U.S. Plans.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $47,025, $43,908, and $33,032, respectively, at September 30, 2004 and $36,570, $34,223, and $24,166, respectively, at September 30, 2003, for the Non-U.S. Plans.

During fiscal 2003, we contributed 1,132 shares with a value of $10,086 into our U.S. Plans. During fiscal 2004, no such contribution was made. We expect to make contributions to our U.S. Plans equaling $9,125 in fiscal 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the future, we expect to make the following benefit payments to participants:

	U.S. Plans	Non-U.S. Plans
Fiscal year:
2005	$16,100	$1,033
2006	16,310	1,206
2007	16,640	1,390
2008	17,150	1,614
2009	17,860	1,860
2010 – 2014	113,690	13,902

All U.S. employees hired on or after July 1, 2004 are not eligible to participate in the U.S. defined benefit pension plan.

Many of our employees are eligible to participate in our Retirement Savings Plan (“RSP”). The RSP allows employees to invest 1% to 16% of regular compensation before taxes in fifteen different investment funds. Effective January 1, 2003, we reduced our matching contribution to an amount equal to 50% of the employees’ contributions, up to 6% of regular compensation, for a maximum match of 3%. Prior to January 1, 2003, we contributed an amount equal to two-thirds of the employees’ contributions, up to 6% of regular compensation, for a maximum match of 4%. Substantially all of our contributions are invested in our common stock, however, effective July 1, 2004, participants are permitted to elect to allocate our matching contribution in investment options other than our common stock. Employees vest in a percentage of our contribution after two years of service, with full vesting at the completion of five years of service. Total expense related to the plan was $17,372, $17,858, and $25,832 in fiscal 2004, 2003, and 2002, respectively.

We have a Long-Term Incentive Compensation Plan (“LTIP”) pursuant to which key management employees have been granted performance-based awards, which are earned upon achieving predetermined performance objectives during three-year intervals, and time-based restricted stock awards, which are earned upon the fulfillment of vesting requirements. The value of these performance-based awards is charged to expense over the related plan period. In fiscal 2004, 2003, and 2002, performance-based awards which would be payable in cash or stock totaling $11,320, $10,744, and $4,952, respectively, were granted to LTIP participants. During fiscal 2004 and 2003, we recognized income of $417 and $2,660 due to a change in estimate of future payouts related to these awards. During fiscal 2002, we expensed $3,814 related to these awards. See common stock and unearned compensation on the consolidated statements of shareholders’ equity for time-based restricted stock awards.

18.    RESTRUCTURING FROM CONTINUING OPERATIONS

In the fourth quarter of fiscal 2002, we reversed $5,620 ($3,653 after-tax) of restructuring charges during fiscal 2001 and fiscal 2000 (the “Charges”). The Charges represented severance, leasehold termination costs, and contractual commitments related to the closure or downsizing of our technology education integration and education businesses, and digital print centers. Additionally, these actions included the ongoing centralization and consolidation of many selling and administrative functions, including marketplace consolidation, supply chain, finance, customer service, sales support, and the realignment of sales coverage against our long-term growth objectives. The reversal taken in fiscal 2002 related to the Charges consisted of $4,602 related to severance, $915 related to leasehold termination costs, and $103 related to contractual commitments. The severance reversal was the result of the average cost of severance per employee being less than estimated, fewer positions eliminated than estimated due to voluntary resignations, and our decision not to close a digital print center due to changing business dynamics. The reversal of leasehold termination costs and contractual commitments resulted from our decision not to close a digital print center. Additionally, we were also able to reduce our liability through successful equipment and real property lease termination negotiations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All actions related to the Charges are complete. Severance payments to terminated employees are made in installments. The charges for leasehold termination costs relate to real estate lease contracts where we exited certain locations and are required to make payments over the remaining lease term.

At September 30, 2004, we had $5,400 of accrued restructuring costs recorded related mainly to remaining payments for real estate lease contracts.

19.    STOCK OPTIONS

Changes in common shares under option were:

	Shares	Weighted Average Price
September 30, 2001	14,630	$9.16
Granted	3,487	11.21
Exercised	(1,595)	3.68
Cancelled	(1,756)	9.93

September 30, 2002	14,766	10.14
Granted	2,095	7.73
Exercised	(1,026)	3.09
Cancelled	(1,662)	10.57

September 30, 2003	14,173	10.28
Granted	2,139	10.84
Exercised	(2,406)	4.23
Cancelled	(736)	14.12

September 30, 2004	13,170	$11.28

Available for Grant	6,390

The weighted-average fair values at date of grant for options granted during fiscal years 2004, 2003, and 2002 were $4.27, $4.05, and $4.38, respectively, and were estimated using the Black-Scholes option-pricing model. The following unaudited assumptions were applied for fiscal 2004, 2003, and 2002, respectively:

	Fiscal Year Ended September 30
	2004	2003	2002
Expected dividend yield	1.5%	2.1%	1.3%
Expected volatility rate	51.7%	53.0%	54.5%
Expected lives	5.0 years	5.0 years	5.0 years
Risk-free interest rate	3.2%	3.1%	4.4%

The following table summarizes information about stock options outstanding at September 30, 2004:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2004	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at September 30, 2004	Weighted-Average Exercise Price
$ 2.38—7.92	5,478	6.1 years	$5.04	3,962	$4.16
8.20—11.22	2,646	8.2	10.34	457	9.59
11.45—18.14	3,546	5.7	12.85	2,838	13.18
19.90—46.59	1,500	2.2	32.03	1,492	32.05

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.    FINANCIAL INSTRUMENTS

We use financial instruments in the normal course of our business, including derivative financial instruments, for purposes other than trading. These financial instruments include debt, commitments to extend credit, interest rate caps, and interest rate and currency swap agreements. The notional or contractual amounts of these commitments and other financial instruments are discussed below.

Concentration of Credit Risk

We are subject to credit risk through trade receivables, lease receivables, and short-term cash investments. Credit risk with respect to trade and lease receivables is minimized because of geographic dispersion of our large customer base. However, at September 30, 2004, we had accounts receivable from GE of $215,740 (including amounts unbilled), which represents a significant concentration of our accounts receivable. Accordingly, if GE were not able to repay the amount owed to us, the impact would have a material adverse effect on our liquidity, financial position, and results of operations.

Short-term cash investments are placed with high credit quality financial institutions and in short duration corporate and government debt securities funds. We generally limit the amount of credit exposure in any one type of investment instrument.

Interest Rate Caps

In fiscal 2004, we entered into a 7.00% interest cap relating to the securitization program of our United Kingdom subsidiary having a total principal/notional amount of $153,323 at September 30, 2004. At September 30, 2003, we had interest rate caps relating to our lease-backed notes in the U.S. which had a total principal/notional amount of $353,383. The rates on these caps ranged from 5.67% to 8.00% at September 30, 2003. Upon completion of the U.S. Transaction, the U.S. caps were terminated.

Interest Rate and Currency Swap Agreements

We have interest rate swap agreements relating to our lease-backed notes in the U.S., having a total principal/notional amount of $164,400 and $657,052 at September 30, 2004 and 2003, respectively, with fixed rates of 2.095% to 4.180% at September 30, 2004 and 2.095% to 7.820% at September 30, 2003. We are required to make payments to the counterparties at the fixed rate stated in the agreements and in return we receive payments at variable rates.

In fiscal 2004, we terminated all interest rate swap agreements relating to financial instruments of our Canadian and United Kingdom finance subsidiaries. These swaps had a principal/notional amount of $84,730 and $40,045, respectively, at September 30, 2003.

All of our derivatives used as hedges are highly effective, as defined by SFAS 133, because all of the critical terms of the derivatives match those of the hedged item. All of our derivatives have been designated as cash flow hedges at the time of adoption of SFAS 133 or at the time they were executed, if later than October 1, 2000. All derivatives are adjusted to their fair market values at the end of each quarter. Unrealized net gains and losses for cash flow hedges are recorded in Other Comprehensive Income (“OCI”).

As of September 30, 2004, all of our derivatives designated as hedges are interest rate swaps which qualify for evaluation using the “short cut” method for assessing effectiveness. As such, there is an assumption of no ineffectiveness. We use interest rate swaps to fix the interest rates on our variable rate classes of lease-backed notes, which results in a lower cost of capital than if we had issued fixed rate notes. During the year ended September 30, 2004, unrealized net gains totaling $12,104, after taxes, were recorded in OCI.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements.

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents, Accounts Receivable, and Notes Payable

The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-Term Debt

The fair value of long-term debt instruments is estimated using a discounted cash flow analysis. For more information on these instruments, refer to Note 4.

The carrying amounts and fair values of our financial instruments are as follows:

	September 30
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt:
Bond issues	$411,423	$361,511	$415,906	$362,713
Sundry notes, bonds and mortgages	5,200	5,145	6,550	7,425
Non-Corporate Debt	816,622	811,770	3,008,715	2,416,887
Interest rate swaps	283	283	(18,637)	(18,637)

21.    QUARTERLY FINANCIAL SUMMARY (unaudited)

As described in Note 2, the Company has restated its Consolidated Financial Statements for each of the fiscal years ended September 30, 2004, 2003 and 2002. In addition, the information set forth below has been recast to classify BDS as a discontinued operation. See Note 22. The sum of certain earnings per share amounts do not equal the total due to rounding.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2004 (as restated)
Revenues	$1,124,310	$1,161,127	$1,143,227	$1,137,044	$4,565,708
Gross profit	427,714	430,090	424,571	402,341	1,684,716
Income from continuing operations before taxes on income	47,913	33,837	14,830	22,037	118,617
Income from continuing operations	29,766	28,439	9,202	20,902	88,309
Loss from discontinued operations	(988)	(1,180)	(809)	(1,638)	(4,615)
Net income	28,778	27,259	8,393	19,264	83,694
Basic earnings per common share
Continuing operations	0.20	0.19	0.06	0.14	0.60
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.20	0.18	0.06	0.13	0.57
Diluted earnings per common share
Continuing operations	0.19	0.18	0.06	0.14	0.58
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.18	0.17	0.06	0.13	0.55
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	12.20/7.25	13.25/11.15	13.00/10.15	12.41/10.90	13.25/7.25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2004 (as reported)
Revenues	$1,124,552	$1,172,901	$1,149,368	$1,155,156	$4,601,977
Gross profit	427,956	441,864	430,712	420,453	1,720,985
Income from continuing operations before taxes on income	46,072	38,655	14,414	32,468	131,609
Income from continuing operations	28,652	31,353	8,950	27,214	96,169
Loss from discontinued operations	(988)	(1,180)	(809)	(1,638)	(4,615)
Net income	27,664	30,173	8,141	25,576	91,554
Basic earnings per common share
Continuing operations	0.20	0.21	0.06	0.19	0.65
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.19	0.20	0.06	0.18	0.62
Diluted earnings per common share
Continuing operations	0.19	0.20	0.06	0.18	0.63
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.18	0.19	0.06	0.17	0.60
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	12.20/7.25	13.25/11.15	13.00/10.15	12.41/10.90	13.25/7.25

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2003 (as restated)
Revenues	$1,143,925	$1,163,334	$1,149,703	$1,204,194	$4,661,156
Gross profit	445,617	440,758	433,990	458,189	1,778,554
Income from continuing operations before taxes on income	57,622	57,044	15,492	74,792	204,950
Income from continuing operations	35,811	35,566	9,830	46,199	127,406
Loss from discontinued operations	(1,082)	(858)	(1,234)	(1,125)	(4,299)
Net income	34,729	34,708	8,596	45,074	123,107
Basic earnings per common share
Continuing operations	0.25	0.25	0.07	0.32	0.88
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.24	0.24	0.06	0.31	0.85
Diluted earnings per common share
Continuing operations	0.23	0.23	0.07	0.29	0.81
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.22	0.22	0.06	0.28	0.79
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	8.33/6.38	8.48/6.71	9.45/7.10	9.11/6.75	9.45/6.38

2003 (as reported)
Revenues	$1,143,317	$1,166,338	$1,165,997	$1,183,256	$4,658,908
Gross profit	445,009	443,762	450,284	437,251	1,776,306
Income from continuing operations before taxes on income	53,888	59,877	25,574	53,893	193,232
Income from continuing operations	33,552	37,280	15,929	33,555	120,316
Loss from discontinued operations	(1,082)	(858)	(1,234)	(1,125)	(4,299)
Net income	32,470	36,422	14,695	32,430	116,017
Basic earnings per common share
Continuing operations	0.23	0.26	0.11	0.23	0.83
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.23	0.25	0.10	0.22	0.80
Diluted earnings per common share
Continuing operations	0.22	0.24	0.11	0.21	0.77
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.21	0.23	0.10	0.21	0.75
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	8.33/6.38	8.48/6.71	9.45/7.10	9.11/6.75	9.45/6.38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

First, second, and third quarters of fiscal 2004 include pre-tax losses from the early extinguishment of debt of $73, $3,146, and $32,687, respectively. Second and third quarters of fiscal 2004 include pre-tax losses (gains) on divestiture of business of $12,125 and $(698), respectively. Second and fourth quarters of fiscal 2004 include tax reserve adjustment benefits of $4,720 and $7,048, respectively. First, second, third, and fourth quarters of fiscal 2003 include pre-tax losses (gains) from the early extinguishment of debt of $98, $(1,348), $27,454, and $(7,017), respectively.

22.    DISCONTINUED OPERATIONS

During fiscal 2005, we exited BDS which was included in the IKON North America operating segment. Operating activities of BDS have been reported as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. Summarized financial information for BDS is set forth below:

	September 30
	2004	2003	2002
Revenues	$47,843	$52,004	$76,958
Pretax loss	(7,623)	(6,859)	(11,867)
Income tax benefit	3,008	2,560	4,405
Net loss from discontinued operations	(4,615)	(4,299)	(7,462)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Col. A	Col. B	Col. C			Col. D		Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts	Deductions		Balance at End of Period
Year Ended September 30, 2004 (as restated)
Allowance for doubtful accounts	$6,894	$7,642	(4)		$7,312	(1)	$7,224
Lease default reserve	58,477	28,226			80,257	(2)	6,446
Deferred tax valuation allowance	55,171	(23,241)			7,639	(3)	24,291

Year Ended September 30, 2003 (as restated)
Allowance for doubtful accounts	$10,278	$8,437	(4)		$11,821	(1)	$6,894
Lease default reserve	58,148	67,922			67,593	(1)	58,477
Deferred tax valuation allowance	51,790	2,486			(895)		55,171

Year Ended September 30, 2002 (as restated)
Allowance for doubtful accounts	$19,420	$3,520	(4)		$12,662	(1)	$10,278
Lease default reserve	69,784	67,730			79,366	(1)	58,148
Deferred tax valuation allowance	63,225	371			11,806	(3)	51,790

(1)	Accounts written-off during the year, net of recoveries for total operations.
(2)	Accounts written-off during the year, net of recoveries. In addition, $58,293 of lease default reserves were sold to GE as part of the Transactions. See Note 3 to our audited consolidated financial statements for the three-year period ended September 30, 2004 for additional information.
(3)	Primarily represents the expiration of net operating losses and tax credits for which evaluation allowance was provided.
(4)	Amounts represent charges related to total operations.